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                                                                    Exhibit 10.5

                            ASSET PURCHASE AGREEMENT
                            ------------------------

          THIS ASSET PURCHASE AGREEMENT is made and entered into this 8th day of September, 2000 by and among INVESTORS 300, INC., DOMEX, INC. and L&L LEASING, INC., all Indiana corporations (hereinafter referred to individually as "SELLER" and collectively as "SELLERS"), JERRY BOMAN, WAYNE COOK, GLEN E. COOK and PHILLIP L. ELBERT (hereinafter referred to as the "Shareholders"), and INERGY PARTNERS, LLC, a Delaware limited liability company (hereinafter referred to as "BUYER").

                                    RECITALS
                                    --------

          A. Each SELLER desires to sell to BUYER substantially all of the assets of such SELLER related to such SELLER's business upon the terms and conditions hereinafter set forth; and

          B. BUYER desires to acquire such assets from SELLERS upon the terms and conditions hereinafter set forth.

                                    AGREEMENT
                                   ---------

          In consideration of the above premises, the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                             ARTICLE 1. DEFINITIONS
                             ----------------------

          In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise dictates, both for purposes of this Agreement and all Schedules and Exhibits hereto:

          "Accounts Receivable" shall have the meaning set forth in Section 3.1(c) hereof.

          "Accounts Receivable Date" shall have the meaning set forth in Section 3.1(c) hereof.

          "Adverse Effect" shall mean a single event, occurrence or fact or related series of events, occurrences or facts having an adverse effect on the Assets, Business, operations, prospects or financial condition of any SELLER.

          "Affiliate" shall mean "affiliate" and "associate" as such terms are defined in Rule 405 of the Securities Act of 1933.

          "Agreement" or "this Agreement" shall mean this Asset Purchase Agreement, as amended from time to time by the parties hereto, together with all Schedules and Exhibits hereto.

          "Acquisition Proposal" shall have the meaning set forth in Section
9.10 hereof.

          "Assets" shall mean all of the assets and properties used by each SELLER in its Business (except the Excluded Assets as defined herein) including, without limitation, the entire right, title and interest in and to all of the assets and properties described on Schedules 2.1A, 2.1B, 2.1C, 2.1D, 2.1F, 2.1J and 2.1K.

          "Assumed Contracts" shall mean the Contracts and Other Agreements set forth on Schedules 2.1B, 2.1D and Part A of Schedule 2.1F and those of the type described on Part B of Schedule 2.1F that do not violate any other provisions of this Agreement.

          "Balance Sheet" shall mean the balance sheet of Domex, Inc., dated October 31, 1999, the balance sheet of Investors 300, Inc., dated September 30, 1999 and the balance sheet of L&L Leasing, dated December 31, 1999.

          "Balance Sheet Date" shall mean, with respect to each SELLER, the date of the Balance Sheet of such SELLER.

          "Benefit Plans" shall have the meaning set forth in Section 6.18(a) hereof.

          "Business" shall mean, in the case of Investors 300, Inc., the business of marketing and distributing propane gas and selling, servicing and installing parts, appliances and supplies related thereto on a retail basis; in the case of Domex, Inc., the wholesale distribution of propane gas; and in the case of L&L, Leasing, Inc., the business of truck transportation of propane gas, natural gas liquids and other products and truck fabrication and refabrication.

          "Carrier Permits" shall mean the licenses, permits and the like that are required by Federal or state regulations to operate the truck transportation business of L&L Leasing, Inc.

          "Claim Notice" shall have the meaning set forth in Section 12.4 hereof.

          "Closing" shall mean the transfer by each SELLER to BUYER of such SELLER's Assets and by BUYER to such SELLER of the consideration set forth herein and the consummation of the transactions contemplated by this Agreement.

          "Closing Date" shall be the date of the Closing established pursuant to Section 4.1 hereof.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Contracts and Other Agreements" shall mean all contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, subleases, mortgages, franchises, licenses, commitments or binding arrangements, express or implied, oral or written.

          "Covered Person" shall have the meaning set forth in Section 9.16(b) hereof.

          "Customer Deposits" shall have the meaning set forth in Section 3.1(x) hereof.

          "Cut-Off Date" shall have the meaning set forth in Section 15.1(b) hereof.

          "Damages" shall have the meaning set forth in Section 12.1B hereof.

          "Documents and Other Papers" shall mean and include any document, agreement, instrument, certificate, notice, consent, affidavit, letter, telegram, telex, statement, file, computer disk, microfiche or other document in electronic format, schedule, exhibit or any other paper whatsoever.

          "Environmental Escrow" shall have the meaning set forth in Section 4.5 hereof.

          "ERISA" shall have the meaning set forth in Section 6.18(a) hereof.

          "Excluded Assets" shall have the meaning set forth in Section 2.2 hereof.

          "Facility" shall have the meaning set forth in Section 6.21 hereof.

          "Fixed Purchase Contracts" shall have the meaning set forth in Section
3.2 hereof.

          "Fixed Sales Contracts" shall have the meaning set forth in Section
3.2 hereof.

          "GAAP" shall mean generally accepted accounting principles consistently applied.

          "Growth Capital Expenditures" shall mean capital expenditures that are incurred to increase the amount of Business of a SELLER and that are approved in writing by BUYER in advance of such incurrence; it being (i) agreed that the expenditures for tractors, trailers, vehicles, land, buildings and other items listed on Schedule 3.1(d) hereto are Growth Capital Expenditures, (ii) agreed that expenditures for retail customer propane tanks are not Growth Capital Expenditures but are covered in Section 3.1(h) below, and (iii) recognized that not all capital expenditures increase the amount of Business of a SELLER and therefore are not Growth Capital Expenditures hereunder, including, without limitation, capital expenditures (a) made to maintain and serve existing revenues of the Business, (b) made to replace equipment, or (c) made for extraordinary maintenance.

          "Hazardous Substances" shall have the meaning set forth in Section 6.21(a) hereof.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indemnified Party" shall have the meaning set forth in Section 12.4 hereof.

          "Indemnifying Party" shall have the meaning set forth in Section 12.4 hereof.

          "IPO" shall have the meaning set forth in Section 9.12(a) hereof.

          "Kendallville and Waterloo Properties" shall have the meaning set forth in Section 9.19(a) hereof.

          "Kendallville and Waterloo Environmental Claims" shall have the meaning set forth in Section 12.1A(a) hereof.

          "Knowledge" with respect to a SELLER shall encompass all facts and information which are within the actual knowledge of any of the Shareholders and any of the
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following  officers or employees of a SELLER:  Brian  Albright,  Joe H. Donnell,
Bradley A. Griffith, Janet Misener and Daniel E. Manson.

          "Lien" shall mean any lien, pledge, claim, charge, security interest or encumbrance of any nature whatsoever.

          "Liabilities" shall have the meaning set forth in Section 4.2(b) hereof.

          "Material Adverse Effect" shall mean with respect to the consequences of any fact or circumstance (including the occurrence or non-occurrence of any event) to any SELLER, that such fact or circumstance has caused, is causing or will cause directly, indirectly or consequentially, any Damages in excess of One Hundred Thousand Dollars ($100,000); provided that the foregoing shall not include the consequences of any fact or circumstance attributable to (i) factors generally affecting the industry in which the Business of such SELLER operates,
(ii) general national, regional or local economic or financial conditions, or
(iii) changes in governmental or legislative laws, rules or regulations.

          "Material Contract" shall mean and involve any Contracts and Other Agreements, if it involves, relates to or affects the Business or the Assets or both and if any one or more of the following applies: (i) it involves, or may reasonably be expected to involve, the payment or receipt of Ten Thousand Dollars ($10,000) or more (whether in cash or in goods or services of an equivalent value) over its term, including renewal options, or Five Thousand Dollars ($5,000) during any one year, (ii) it imposes restrictions on the conduct of the Business, (iii) it was not made in the ordinary and usual course of the Business consistent with past practice, (iv) it is a continuing contract for the purchase, sale or distribution of materials, supplies, equipment, products or services, (v) it burdens, benefits, or imposes liabilities upon, or otherwise with respect to, any real property owned or leased by a SELLER, (vi) it is not cancelable on notice of not longer than thirty (30) days and without liability, penalty or premium, (vii) the present or prospective Business is dependent upon it, or (viii) it involves the future purchase or sales of propane at a fixed price.

          "MLP" shall have the meaning set forth in Section 9.12(a) hereof.

          "Noncompetition Agreements" shall have the meaning set forth in
Section 3.4 hereof.

          "Notice Period" shall have the meaning set forth in Section 12.4 hereof.

          "Organizational Documents" of an entity shall mean, if a corporation, its articles of incorporation or certificate of incorporation, as the case may be, and Bylaws, and if a limited liability company, its certificate of formation and limited liability company agreement, and any other documents, agreements or instruments relating to the creation, formation, organization, governance or ownership of such entity.

          "Operating Loss Adjustment" shall have the meaning set forth in
Section 3.1(i) hereof.

          "Other Properties" shall have the meaning set forth in Section 9.19(b) hereof.
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          "Other Properties Environmental Claims" shall have the meaning set forth in Section 12.1A(d) hereof.

          "Parts and Appliances Inventory" shall have the meaning set forth in
Section 3.1(b) hereof.

          "Permitted Encumbrances" shall have the meaning set forth in Section
9.15 hereof.

          "Person" means a natural person, partnership, limited partnership, corporation, limited liability company, trust, government, government agency and any other legal entity.

          "Preferred Interest" shall have the meaning set forth in the amendment to the limited liability company agreement of Inergy Partners, LLC pursuant to
Section 3.7 hereof.

          "Propane Inventory" shall have the meaning set forth in Section 3.1(a) hereof.

          "Propane Supply Contracts" shall mean contracts between a SELLER and a third party whereby the third party agrees to supply such SELLER with propane, at daily-posted prices, but such term does not include Fixed Purchase Contracts.

          "Purchase Price" shall have the meaning set forth in Section 3.1 hereof.

          "Purchase Price Increase" shall have the meaning set forth in Section 3.1(j) hereof.

          "Real Property" shall have the meaning set forth in Section 6.10(a) hereof.

          "Registration Statement" shall have the meaning set forth in Section 9.12(e) hereof.

          "Release" shall have the meaning set forth in Section 6.21(a) hereof.

          "Retained Liabilities" shall have the meaning set forth in Article 5 hereof.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Senior Subordinated Units" are those senior subordinated units described in Exhibit C hereto.

          "Supplemental Information" shall have the meaning set forth in Section
9.11 hereof.

          "Survey" shall have the meaning set forth in Section 9.15 hereof.

          "Title Commitment" shall have the meaning set forth in Section 9.15 hereof.

          "Title Company" shall have the meaning set forth in Section 9.15 hereof.

          "Title Policy" shall have the meaning set forth in Section 9.15 hereof.

          "Vehicle Transfer Taxes" shall have the meaning set forth in Section
4.4 hereof.

                     ARTICLE 2. PURCHASE AND SALE OF ASSETS
                     --------------------------------------

          2.1 Assets.  Subject to the terms and conditions  hereof and subject
              ------
to the representations and warranties made herein and except as otherwise provided in Section 2.2, at the Closing each SELLER shall validly sell, assign, transfer, grant, bargain, deliver and convey to BUYER (or to one or more of its designees) the Assets.

          2.2  Excluded Assets.  Anything in Section 2.1 to the contrary
               ---------------
notwithstanding, the assets listed or described on Schedule 2.2 shall not be transferred to BUYER (the "Excluded Assets").

          2.3  Non-Assignable Contracts.  This Agreement and any document
               ------------------------
delivered hereunder shall not constitute an assignment or an attempted assignment by a SELLER of any right contemplated to be assigned to BUYER hereunder:

               (a) That is not assignable by such SELLER without the consent of a third party if such consent has not been obtained and such assignment or attempted assignment would constitute a breach thereof; or

               (b) If the remedies for the enforcement or any other particular provisions thereof available to such SELLER would not pass to BUYER.

Each SELLER shall use reasonable commercial efforts (but with no requirement to make any out-of-pocket expenditures) to obtain such consents of third parties as may be necessary for the assignment of such right by such SELLER. To the extent that such right of a SELLER is not assignable or where consents to the assignment thereof cannot be obtained as herein provided, such SELLER shall, at the Closing, assign to BUYER the full benefit thereof (which shall be deemed to be Assets) and grant to BUYER, to the extent permitted by applicable law, an irrevocable power of attorney to perform such SELLER's covenants and obligations under such rights in respect of the period after the Closing Date, and to enforce such SELLER's rights thereunder in the name of such SELLER but for the benefit of BUYER.

                           ARTICLE 3. PURCHASE PRICE
                           -------------------------

          3.1  Aggregate Purchase Price.  The aggregate purchase price (the
               ------------------------
"Purchase Price") for the Assets and the Noncompetition Agreements is Sixty-Six Million Dollars ($66,000,000), plus an amount equal to the sum of the following:

               (a) The inventory of propane gas (i) located in each SELLER's bulk storage tanks and bobtails on the Closing Date and useable and saleable in the ordinary course of the Business of such SELLER, the amount of such inventory to be based upon a reading from the sight gauge located on such bulk storage tanks and bobtails (adjusted to 60 degrees Fahrenheit) taken jointly by a representative of BUYER and a representative of such SELLER on the Closing Date and priced based upon the lowest wholesale delivered price at which such SELLER could purchase propane on the Closing Date, and (ii) owned by any SELLER and stored in third party storage facilities, and priced based upon (x) the actual cost of (1) up to Two Million (2,000,000) gallons of such inventory that is located at the Marysville, Michigan underground storage facility on the Closing Date and (2) any additional such inventory held by such SELLER to meet the obligations of such SELLER pursuant to long-term contracts described in
     Section 3.2 hereof, and (y) for all other such inventory, the lower of actual cost or market price at such storage facility on the Closing Date (the "Propane Inventory"). (The Parties recognize that BUYER will be assuming certain Fixed Purchase Contracts for the purchase of propane pursuant to Section 3.2 hereof.);

               (b) The inventory of gasoline and diesel fuels owned by each SELLER and priced at the lower of actual cost or market price at each facility, and the inventory of parts, equipment held for resale, work in progress and appliances of each SELLER on the Closing Date usable and saleable in the ordinary course of the Business of such SELLER, with the amount of such inventory to be based upon a physical inventory taken jointly by a representative of BUYER and a representative of such SELLER on the Closing Date and priced based upon the average cost method for inventory regularly employed by such SELLER in its inventory accounting practices; provided, however, that no amount shall be paid under this
     Section 3.1(b) for new or used retail customer propane tanks (the "Parts and Appliances Inventory");

               (c) Accounts receivable (the "Accounts Receivable") arising from the Business of each SELLER and owned by such SELLER as of the Closing Date that are actually collected within one hundred eighty (180) days after the Closing (the "Accounts Receivable Date");

               (d) An amount equal to the sum of the Growth Capital Expenditures incurred by all SELLERS on or after August 1, 1999 and prior to the Closing Date (an itemized list of all Growth Capital Expenditures including the amount of each item from August 1, 1999 to July 31, 2000 is attached hereto as Schedule 3.1(d)), which are hereby approved by BUYER;

               (e) An amount equal to the pre-paid expenses (such as, for example, customer promotions and deposits for future expenditures) as reflected on the books and records of each SELLER as of the Closing Date to the extent such expenses have been approved in advance and in writing by BUYER to be included for purposes of this Section 3.1(e), including the pre-paid expenses incurred to date as set forth in Schedule 3.1(e) attached hereto;

               (f) An amount equal to the outstanding balance owed by River Valley Cooperative on the Closing Date under that certain Promissory Note dated January 25, 2000, executed by River Valley Cooperative, less $25,000;

               (g) An amount equal to the amount calculated in this Section 3.1(g). First, a physical inventory of the number of new (not used) retail customer propane tanks owned by each SELLER on the Closing Date usable and saleable in the ordinary course of the Business of such SELLER shall be taken jointly by a representative of BUYER and a representative of such SELLER on the Closing Date. The cost per tank used to value this physical inventory will be the most recent net price per tank paid for by such SELLER. The total value of physical inventory of new tanks on the Closing Date determined above shall be adjusted by the following number "x" to arrive at the total amount paid under this Section 3.1(g). The number "x" shall be equal to Net Purchases minus Net Sets; where, "Net Purchases" is equal to the number of all new (not used) retail customer propane tanks purchased by SELLERS from August 1, 1999 to the Closing Date, minus the number of new tanks sold during such period, in both cases in the ordinary course of business of such SELLER consistent with past practices of such SELLER and consistent with industry practices, and "Net Sets" is equal to the number of retail customer propane tanks installed by SELLERS from August 1, 1999 to the Closing Date, in the ordinary course of business of such SELLER consistent with past practices of such SELLER and consistent with industry practices, minus the number of used tanks picked up from retail customers during such period. If the number of tanks calculated in "x" is negative, then 90% of that number "x" shall be added to the value of the physical inventory of new tanks on the Closing Date to arrive at the total net dollar amount paid for under this Section 3.1(g). If the number of tanks calculated in "x" is positive, then 90% of that number "x" shall be deducted from the value of the physical inventory of new tanks on the Closing Date to arrive at the total net dollar amount paid for under this Section 3.1(g). If the number of tanks calculated in "x" is zero, then the actual physical inventory of new tanks on Closing Date shall be paid with no adjustments. The value per tank to be used in any adjustment for "x" shall be the most recent price paid by SELLER for such tanks.

               (h) An amount equal to the number of Net Sets (as defined in Section 3.1(g) above) multiplied by the sum of $125, plus an amount equal to the actual cost of all new (not used) tanks purchased by SELLERS, minus the number of new tanks sold by SELLERS during such period, in both cases since August 1, 1999 to the Closing Date. (An itemized calculation of the sum payable pursuant to this Section 3.1(h) through July 31, 2000 is set forth in Schedule 3.1(h) and is hereby approved by SELLERS and BUYER);

               (i) An amount equal to $1,700 per day for each day between June 30, 2000 and the Closing Date (the "Operating Loss Adjustment");

               (j) An amount equal to the sum of (A) plus (B), where (A) equals nine percent (9%) of Six Million Dollars ($6,000,000) multiplied by a fraction the numerator of which is the number of days between June 30, 2000 and the Closing Date and the denominator of which is 365, and (B) equals five percent (5%) of Sixty Million Dollars ($60,000,000) multiplied by a fraction the numerator of which is the number of days between June 30, 2000 and the Closing Date and the denominator of which is 365 (the "Purchase Price Increase");

               (k) In the event that (A) a SELLER at the time of the Closing has in effect any property or casualty insurance covering the Assets or the Business, and such insurance covers periods subsequent to the Closing, (B) such SELLER cancels such insurance within ten (10) days following the Closing, and (C) the policy does not provide for a pro rata refund of such premiums paid by such SELLER, the purchase price shall be increased by an amount equal to (i) minus (ii), where (i) equals the number of days from the Closing Date to the end of the insurance policy period divided by 365 multiplied by the yearly premium paid, and (ii) equals the amount of the insurance premium refunded or to be refunded to such SELLER with respect to such policy;

               (l)  An amount equal to the sum of the deposits referred to in
     Section 3.2(d) below; and

               (m) An amount equal to the replacement capital expenditures incurred by SELLERS between June 30, 2000 and the date hereof (and other replacement capital expenditures incurred prior to June 30, 2000) as set forth on Schedule 3.1(m) hereof and hereby approved by BUYER, plus those replacement capital expenditures incurred after the date hereof and prior to the Closing that have been approved in writing by BUYER in advance of the incurrence; and

the Purchase Price shall be decreased by an amount equal to the sum of the following:

          (w) An amount equal to the loss, if any, calculated pursuant to
     Section 3.2(c) below; and

          (x) An amount equal to the sum of the customer deposits held by all SELLERS on the Closing Date as determined from the books and records of SELLERS on the Closing Date (the "Customer Deposits"); and

          (y) An amount equal to the sum of (i) bonuses assumed by BUYER pursuant to Section 3.3 below and (ii) accrued expenses as of the Closing Date, if any, that BUYER and SELLERS agree in writing shall be assumed by BUYER, including the accrued expenses set forth in Schedule 3.1(y), but excluding any unused vacation days; and

          (z) (i) In the event that the promissory note negotiated as part of that certain Covenant Not to Compete, dated August 11, 1998 by and among Investors 300, Inc., Candace J. Heller and Ronald Heller (see Section 9.18 below) is assumed by BUYER, an amount equal to the unpaid principal and accrued interest under such promissory note as of the Closing Date; and
     (ii) In the event BUYER exercises its right to reject certain real estate pursuant to Section 9.15 of this Agreement, the fair market value of any real estate which is excluded from this sale as determined by the average of the values established by two certified real estate appraisers, with one appraiser designated by SELLER and one appraiser designated by BUYER.

          3.2  Long-Term Contracts.  The parties acknowledge that in the
               -------------------
ordinary course of the Business of SELLER(s), SELLER(s) enter into contracts with third parties providing for the sale of propane to such third parties over an extended period of time and at a fixed per unit sales price ("Fixed Sales Contracts"), and SELLER(s) enter into contracts with third parties providing for the purchase of propane from third parties over an extended period of time at a fixed per unit sales price ("Fixed Purchase Contracts"). BUYER agrees that at the Closing it will assume all such Fixed Sales Contracts and Fixed Purchase Contracts, subject to the following:

               (a) With respect to such contracts entered into after the date hereof, such contracts shall have been entered into by SELLER(s) in the ordinary course of business consistent with past practices.

               (b) BUYER shall assume all Fixed Sales Contracts that have been entered into by SELLERS prior to or following the date hereof with the third parties set forth in Schedule 3.2(b), and the Fixed Sales Contracts entered into by SELLERS with any other third parties that, in addition to satisfying the provisions of clause (a) above, satisfy the creditworthiness standards applied by BUYER in the ordinary course of its business.

               (c) Any such Fixed Sales Contract shall be subject to BUYER having offsetting Fixed Purchase Contracts (either assumed hereunder or otherwise) and/or long positions of propane inventory that would result in BUYER having no worse than a breakeven economic position upon BUYER's assumption of such Fixed Sales Contract, and if BUYER would not be in such economic position, then BUYER shall nevertheless assume such Fixed Sales Contract but the Purchase Price shall be reduced by an amount equal to BUYER's reasonably anticipated loss from such Fixed Sales Contract. In determining such "reasonably anticipated loss," there shall be taken into account the terms of such contracts, the transportation costs, the carrying costs of any such propane inventory and the amount payable by BUYER under
     Section 3.2(e) below for the offsetting Fixed Purchase Contract.

               (d) No amount shall be payable by BUYER in connection with the assumption by BUYER of any Fixed Sales Contract or any Fixed Purchase Contract; provided, however, in the event a SELLER has made any deposit with a counterparty to any Fixed Purchase Contract, any unapplied portion of such deposit as of the time of Closing shall be paid by BUYER to such SELLER as part of the Purchase Price; and provided, further, that with respect to any Fixed Purchase Contract, BUYER agrees (i) to pay such SELLER's amortized cost thereof that is traceable to the volume to be taken under any such contract that is offset against volumes to be sold under any Fixed Sales Contract assumed by BUYER under (c) above, and (ii) as to the balance of such contract, to pay to such SELLER an amount equal to the lower of such SELLER's amortized cost or the market value of such Fixed Purchase Contract as of the Closing. Amortized cost of a Fixed Purchase Contract shall be based upon industry accounting practice and in accordance with GAAP. By way of example of the foregoing proviso, if there is a Fixed Sales Contract for 1 million gallons of propane at $.50 per gallon and a Fixed Purchase Contract for 1.5 million gallons of propane at $.45 per gallon, then the purchase price for such Fixed Purchase Contract would be
     (i) at such SELLER's cost for 1 million gallons, plus (ii) the lower of such cost or the current market value for the remaining .5 million gallons.

               (e) BUYER's agreement to assume any Fixed Sales Contract and any Fixed Purchase Contract shall be subject to such SELLER obtaining any consent of the third party to such contract that would be required to permit the assignment of such contract to BUYER.

          3.3  Employee Bonuses.  SELLERS have in place a bonus program for
               ----------------
certain employees of SELLERS. At the time of the Closing, it is anticipated that there will be bonuses that will have accrued but will not be payable or vested under such program until a date subsequent to the Closing. Subject to the provisions hereof, BUYER agrees to assume such bonus liability of SELLERS as identified to BUYER prior the Closing. The Purchase Price shall be decreased under Section 3.1(y) above by an amount equal to the sum of the projected bonuses for all employees. In determining the projected bonus for an employee, the parties shall meet to discuss the anticipated earnings, revenue or other bonus measurements for the entire bonus period and calculate the bonus based on such anticipated amounts. Such bonus amount for each employee shall then be multiplied by a fraction, the numerator of which is the number of days between the beginning of the bonus period for such employee and the Closing Date and the denominator of which is 365. By way of example, if (a) an employee is to receive 5% of profits as a bonus for a particular business segment, (b) the profits to the Closing Date for such segment were $75,000, (c) the number of days between the beginning of the bonus period and the Closing Date were 300 and (d) the expected profits (as agreed to by the parties) for such segment for the entire twelve-month bonus period were $60,000 (i.e., a projected loss of $15,000 for the remaining 65 days), the bonus amount under this provision would be 300/365 times 5% of $60,000, or $2,465. In addition to BUYER assuming SELLERS' liability to pay such bonuses under the terms of such SELLER's bonus program, BUYER agrees that in the event an employee is terminated without cause subsequent to the Closing Date and the Purchase Price has been decreased pursuant to Section 3.1(y) above with respect to such employee, BUYER agrees to pay to such employee such credited amount, even though such bonus would not be payable under the bonus program.

          3.4  Noncompete Payments.  At the Closing on the Closing Date, each
               -------------------
SELLER and each Shareholder (other than Phillip L. Elbert) will enter into a noncompetition agreement with BUYER in the form of Exhibit A attached hereto (the "Noncompetition Agreements"), pursuant to which SELLERS and the Shareholders will receive a total of $465,000 (allocated pursuant to Section 3.5) in consideration for the Noncompetition Agreements. SELLERS and the Shareholders each hereby agree that such $465,000 is included in the Purchase Price and will be paid as set forth in the Noncompetition Agreements.

          3.5  Allocation of Purchase Price.  The parties agree to allocate the
               ----------------------------
Purchase Price to the Assets and the Noncompetition Agreements in the manner provided in Schedule 3.5.

          3.6  Earnest Money Deposit.  Within 14 days after the date hereof,
               ---------------------
BUYER agrees to make an earnest money deposit of Seventy-Five Thousand Dollars ($75,000). Such deposit will be placed in escrow with Bank One, Indiana, N.A., Fort Wayne, Indiana and under an escrow agreement in the form attached as Exhibit H. At the time of the Closing the deposit and interest thereon shall be returned to BUYER. If the Closing does not occur on or before October 31, 2000 as a result of a breach of this Agreement by any SELLER or any Shareholder, promptly thereafter BUYER shall be entitled to be paid the deposit and all interest thereon. If the Closing does not occur on or before October 31, 2000 for any other reason, then SELLERS jointly shall be entitled to be paid $75,000, and BUYER shall be entitled to be paid the interest thereon.

          3.7  LLC Agreement Amendment and Put Agreement.  At the Closing,
               -----------------------------------------
SELLERS and BUYER agree to execute and deliver to each other the amendment to limited liability company agreement in the form attached hereto as Exhibit E and the Put Agreement in the form attached hereto as Exhibit F.

                               ARTICLE 4. CLOSING
                               ------------------

          4.1  Closing Date.  The Closing shall take place at such place and
               ------------
time as established by BUYER upon at least five (5) business days advance notice to SELLERS, but in no event later than October 31, 2000, unless the parties agree to a later date (such time of Closing is herein called the "Closing Date"). To the extent practicable, BUYER agrees that the Closing will be held at the law offices of Burt, Blee, Dixon & Sutton, LLP, 200 East Main Street, Fort Wayne, Indiana.

          4.2  Transfer of Assets.  At the Closing:
               ------------------

               (a) Each SELLER shall sell, transfer, assign, grant, bargain, deliver and convey to BUYER (or one or more of its designees) all right, title and interest in and to such SELLER's Assets, free and clear of any and all Liens, subject to the Permitted Encumbrances. The transactions contemplated by this Section 4.2(a) shall be effected or evidenced by delivery by each SELLER to BUYER of bills of sale, assignments and other documents of transfer acceptable in form and substance to BUYER.

               (b) BUYER shall assume the liabilities for those accrued expenses agreed to be assumed by BUYER as provided in Section 3.1(y) and Schedule 3.1(y), the liabilities of SELLERS with respect to vacation pay owing to SELLERS' employees, the liabilities under SELLERS' bonus program as provided in Section 3.3, the liabilities of each SELLER under the Assumed Contracts to which such SELLER is a party and such other liabilities of a SELLER as BUYER may agree in writing to assume prior to the Closing (collectively, the "Liabilities"). Such assumption of the Liabilities shall be effected or evidenced by delivery by BUYER to the appropriate SELLER of an appropriate written instrument or instruments of assumption acceptable in form and substance to such SELLER.

          4.3  Payment of the Purchase Price.  Subject to the terms and
               -----------------------------
conditions of this Agreement, BUYER shall pay the Purchase Price, as determined pursuant to Section 3.1 above, as follows:

               (a) At the Closing (subject to the provisions of Section 4.5 below), delivering to SELLERS, cash in the aggregate amount of Sixty Million Dollars ($60,000,000) plus an amount equal to the sum of any amounts payable under Sections 3.1(d), 3.1(e), 3.1(f), 3.1(g), 3.1(h), 3.1(l) and 3.1(m), minus an amount equal to the sum of the amounts calculated under Sections 3.1(w), 3.1(x), 3.1(y) and 3.1(z) above and minus the amount in Section 4.3(c) below; provided, however, in the event any of the foregoing amounts cannot be calculated at the time of the Closing, such amounts shall be calculated by BUYER and SELLERS and paid to SELLERS by BUYER or paid to BUYER by SELLERS, as the case may be, within thirty (30) days after the Closing.

               (b) At the Closing, delivering to SELLERS in proportion to their respective fair market value, as agreed upon by BUYER and SELLERS, Senior Subordinated Units in the MLP or a Preferred Interest in BUYER (bearing an annual preferred distribution percentage of nine percent (9%)) with an initial capital account balance equal to the sum of (i) Six Million Dollars ($6,000,000), (ii) an amount equal to the Operating Loss Adjustment under
     Section 3.1(i), and (iii) an amount equal to the Purchase Price Increase under Section 3.1(j);

               (c) At the Closing, delivering to SELLERS and to the Shareholders, cash in an aggregate amount of Four Hundred Sixty-Five Thousand Dollars ($465,000), as set forth in the Noncompetition Agreements;

               (d) At the Closing, assuming the Liabilities and only the Liabilities;

               (e) Fifteen (15) days after the Closing, delivering to each SELLER, a check in an amount equal to the Propane Inventory of such SELLER as determined pursuant to Section 3.1(a) above;

               (f) Thirty (30) days after the Closing, delivering to each SELLER, a check in an amount equal to (i) the Parts and Appliances Inventory of such SELLER as determined pursuant to Section 3.1(b) above, and (ii) any amounts owed pursuant to Section 3.1(k); and

               (g) BUYER shall remit all amounts actually received by BUYER as payment of Accounts Receivable after the Closing and prior to the Accounts Receivable Date, such remittances to be no less frequent than every thirty
     (30) days and shall be accompanied by information as to the Accounts Receivable to which such remittance relates. Any monies received from a customer after the Closing Date shall be applied first to the oldest Accounts Receivable due from such customer. With regard to any such Accounts Receivable not collected prior to the Accounts Receivable Date, BUYER shall, at its sole election and promptly thereafter, either (i) pay to SELLERS the amount of such Accounts Receivable or (ii) assign such Accounts Receivable to SELLERS.

          4.4  Sales and Transfer Taxes.  Each SELLER shall be responsible for
               ------------------------
and agrees to pay when due all sales, use and transfer taxes arising out of the transfer of the Assets by such SELLER and the other transactions contemplated hereunder; provided, however, BUYER agrees to be responsible for all sales and transfer taxes with respect to any vehicles to be transferred to BUYER hereunder (the "Vehicle Transfer Taxes").

          4.5  Environmental Escrow.  At the Closing, Three Hundred Thousand
               --------------------
Dollars ($300,000) of the cash otherwise payable to SELLERS under Section 4.3(a) shall instead be placed in escrow pursuant to the Environmental Escrow Agreement with Bank One, Indiana, N.A., Fort Wayne, Indiana in the form attached hereto as
Exhibit I (the "Environmental Escrow"). The parties agree that the Environmental Escrow shall be to reimburse BUYER pursuant to the provisions of Section 12.1A of this Agreement.

                  ARTICLE 5. LIABILITIES NOT ASSUMED BY BUYER
                  -------------------------------------------

          Anything in this Agreement to the contrary notwithstanding, each SELLER shall be responsible for all of its liabilities and obligations not hereby expressly assumed by BUYER (the "Retained Liabilities"), and BUYER shall not assume, or in any way be liable or responsible for, any liabilities or obligations of any SELLER, except the Liabilities. Without limiting the generality of the foregoing, BUYER shall not assume, or in any way be liable or responsible for, the following:

               (a) Any liability or obligation of any SELLER arising out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, whether or not such transactions are consummated, including, but not limited to, any tax liability so arising;

               (b) Any liability or obligation of any SELLER with respect to employment or consulting agreements, pension, profit-sharing, welfare or benefit plans, or amounts owing for commissions or compensation, termination, severance or other payments to present or former employees, officers, directors or shareholders of any SELLER, except bonuses, accrued vacation and other accrued expenses, assumed pursuant to Section 4.2(b) of this Agreement and except as provided in Section 9.16;

               (c) Any liability or obligation of any SELLER, or any consolidated group of which any SELLER is a member, for any foreign, federal, state, county or local taxes of any kind or nature, or any interest or penalties thereon, including without limitation any sales or use tax obligations, applicable to the sale and purchase of the Business or the Assets as contemplated by this Agreement, it being hereby agreed by the parties hereto that such obligations shall be paid by any SELLER; provided, however, BUYER agrees to be responsible for all Vehicle Transfer Taxes;

               (d) Any liability (other than with respect to the Liabilities) to which any of the parties may become subject as a result of the fact that the transactions contemplated by this Agreement are being effected without compliance with the provisions of any Bulk Transfer Law or any similar statute as enacted in any jurisdiction, domestic or foreign; or

               (e) Any liability with respect to any dispute, claim, complaint or legal action arising between the shareholders of any SELLER or between a shareholder of any SELLER and any SELLER, in any way resulting from or claimed to be resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or otherwise.

     ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF SELLERS AND SHAREHOLDERS
     ---------------------------------------------------------------------

          SELLERS and each of the Shareholders hereby, jointly and severally, represent and warrant to BUYER and agree as of the date hereof as follows:

          6.1  Corporate Organization.  Each SELLER is a corporation duly
               ----------------------
organized, validly existing and in good standing under the laws of the State of Indiana, and has all requisite power and authority to own, operate and lease its Assets and to conduct its Business as and where such Business is now conducted. Except as set forth in Schedule 6.1, no SELLER has any subsidiary and does not hold any equity or other ownership interest in any other entity. Except as set forth in Schedule 6.1, no subsidiary of any SELLER has any assets of any nature whatsoever.

          6.2  Due Qualification.  Each SELLER is duly qualified to do business
               -----------------
and is in good standing under the laws of each jurisdiction in which the nature of its Business or of the properties owned or leased by it makes such qualification necessary. A list of such jurisdictions is attached hereto as
Schedule 6.2.

          6.3  Authority; Binding Effect.  Each SELLER and each Shareholder has
               -------------------------
the right, power, authority, and capacity to execute and deliver this Agreement and all other agreements contemplated hereby, to perform the obligations hereunder and thereunder on its part to be performed and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each SELLER and each Shareholder of this Agreement and all other agreements and documents contemplated hereby and the performance by each SELLER and each Shareholder of their respective obligations to be performed hereunder and thereunder have been duly approved by all necessary action, and no further approvals are required by the officers, directors or shareholders of any SELLER in connection therewith. This Agreement constitutes, and when duly executed and delivered, the agreements described in Schedule 6.3 hereto will constitute, the legal, valid, and binding obligations of each SELLER and each Shareholder, enforceable against such parties in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting creditors' rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity).

          6.4  No Creation of Violation, Default, Breach or Encumbrance.
               --------------------------------------------------------
The execution, delivery and performance of this Agreement by each SELLER and each of the Shareholders does not, and the consummation by such Person of the transactions contemplated hereby will not (i) violate (A) any statute, rule or regulation to which such Person is subject or (B) any order, writ, injunction, decree, judgment or ruling of any court, administrative agency or governmental body to which such Person is subject, (ii) conflict with or violate any provision of the Organizational Documents of any SELLER, or (iii) assuming receipt of the consents set forth in Schedule 6.4, require the consent of any Person or result in the breach of or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, violate, conflict with, breach or give rise to any right of termination, cancellation or acceleration of, or to a loss of benefit to which any SELLER is entitled, under (A) any Material Contracts (not including Propane Supply Contracts), or (B) any governmental licenses, authorizations, permits, consents or approvals required for any SELLER to own, license or lease and operate its properties or to conduct its Business as presently conducted by it, but not including any Carrier Permits.

          6.5  No Present Default.  Except as disclosed in Schedule 6.5, all
               ------------------
contracts, agreements, leases and licenses to which any SELLER is a party are valid and in full force and effect and constitute legal, valid and binding obligations of such SELLER. Except as disclosed in Schedule 6.5 hereto, no SELLER is in default under or in breach of any mortgage, indenture, note or other instrument or obligation for the payment of money or any contract, agreement, lease or license, and to the Knowledge of SELLERS, no other parties to any such mortgage, indenture, note, instrument, obligation, contract, agreement, lease or license is in default thereunder or in breach thereof; no event has occurred that, with the passage of time or the giving of notice, would constitute such a breach or default by any SELLER or, to the Knowledge of any SELLER, by any such other party; no claim of default thereunder has been asserted or, to the Knowledge of any SELLER, threatened; and neither the any SELLER nor, to the Knowledge of any SELLER, any other party thereto, is seeking the renegotiation thereof.

          6.6  Approvals, Licenses and Authorizations.
               --------------------------------------

              (a) Except with respect to the HSR Act, the Carrier Permits and the items set forth in Schedule 6.6(a), no (i) order, license, consent, waiver, authorization or approval of, or (ii) exemption by, or (iii) giving of notice to, or (iv) registration with or the taking of any other action in respect of, any Person not a party to this Agreement (including any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and no filing, recording, publication or registration in any public office or any other place, in each case is, necessary on behalf of any SELLER (x) to authorize any SELLER's execution, delivery and performance of this Agreement or any other agreement, document or instrument contemplated hereby to be executed and delivered by any SELLER, (y) to authorize the consummation by any SELLER of the transactions contemplated hereby or thereby, or (z) for the legality, validity, binding effect or enforceability with respect to any SELLER of any of the foregoing.

               (b) All licenses, permits, concessions, warrants, franchises and other governmental authorizations and approvals of all federal, state, local or foreign governmental or regulatory bodies required or necessary for any SELLER to carry on its Business as and where presently conducted by it have been duly obtained and are in full force and effect and are set forth truly, correctly and completely on Schedule 6.6(b). There are no proceedings pending or, to the Knowledge of any SELLER, threatened which are likely to result in the revocation, cancellation or suspension or any material modification of any thereof.

          6.7  Compliance With Law. To the Knowledge of SELLERS and the
               -------------------
Shareholders and except as set forth on Schedule 6.7, no SELLER is in violation of any statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal, to which it or any of the Assets is subject in connection with the operation of the Business of such SELLER.

          6.8  Financial Statements and Source of Revenue.
               ------------------------------------------

               (a) Each SELLER has delivered to BUYER the balance sheets of such SELLER as of the Balance Sheet Date applicable to such SELLER and as of the date that is one year prior to such Balance Sheet Date and the related statements of income, stockholder's equity and cash flows for the fiscal years then ended, and the July 31, 2000 balance sheet of such SELLER and the related statements of income, stockholder's equity and cash flows for the period from the Balance Sheet Date to July 31, 2000.

               (b) The financial statements referred to in Section 6.8(a) above fairly present the financial position, results of operation and cash flows of each SELLER as and at the relevant dates thereof and for the periods covered thereby in accordance with GAAP.

               (c) Except as set forth in the Balance Sheet or in the Schedules hereto, no SELLER has (i) any liabilities or obligations, direct or contingent, accrued or otherwise, of a nature customarily reflected in financial statements in accordance with GAAP, except those incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice and except lease and other contract obligations and other obligations or liabilities that are disclosed in this Agreement or the Schedules hereto, and (ii) any liabilities or obligations under any Benefit Plans except those incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice and pursuant to the terms of the Benefit Plans described in Schedule 6.18(a).

               (d) Schedule 6.8(d) sets forth the source of all of each SELLER's revenue generated by the Assets as a percentage of such SELLER's total revenue for the period beginning one (1) year prior to such SELLER's Balance Sheet Date through the Balance Sheet Date and the subsequent period ending July 31, 2000 broken down into the following two (2) categories: (i) revenues generated from the distribution of propane gas, and (ii) all other revenues.

          6.9  Absence of Certain Events.  Except as set forth in Schedule 6.9,
               -------------------------
since the Balance Sheet Date, the Business of each SELLER has been operated only in the ordinary and normal course of Business and since the Balance Sheet Date:

               (a) There has not been any Material Adverse Effect in the financial condition, Assets, liabilities, results of operations, Business, prospects or condition, financial or otherwise, of any SELLER and there has been no occurrence, circumstance or combination thereof which might be expected to result in any Material Adverse Effect thereto before or after the Closing Date;

               (b) There has not been any damage, destruction or loss, whether covered by insurance or not, resulting in a Material Adverse Effect on the Assets or the Business of any SELLER;

               (c) There has not been any increase or decrease in the compensation payable to or to become payable by any SELLER to any of the salaried officers, key employees or agents of the Business, or change in any insurance, pension or other beneficial plan, payment or arrangement made to, for or with any of such salaried officers, key employees or agents or any commission or bonus paid to any of such officers, key employees or agents other than increases and bonuses in the normal course of business, consistent with past practices and not exceeding in any one (1) case an increase and bonus aggregating more than ten percent (10%) of such Person's compensation;

               (d) Except in the ordinary course of business, no SELLER has (i) incurred any obligation or liability or assumed, guaranteed, endorsed or otherwise become responsible for the liabilities or obligations of any other Person (whether absolute, accrued, contingent or otherwise); (ii) discharged or satisfied any Lien or paid any obligation or liability (whether absolute, accrued, contingent or otherwise); (iii) mortgaged, pledged, created or subjected to a Lien any of the Assets; (iv) sold, assigned, transferred, leased or otherwise disposed of any of the Assets or acquired any Assets or any interest therein; (v) amended, terminated, waived or released any rights or canceled any debt owing to or claim by any SELLER; (vi) transferred or granted any rights under any Contracts and Other Agreements, patents, inventions, trademarks, trade names, service marks or copyrights, or registrations or licenses thereof or applications therefor, or with respect to any know-how or other proprietary or trade rights; (vii) modified or changed any Material Contracts; or (viii) entered into any transaction, contract or commitment which by reason of its size or otherwise was material to the Business of any SELLER or financial condition of any SELLER;

               (e) No SELLER has terminated, discontinued, closed or disposed of any plant, facility or business operation related to the Business of such SELLER;

               (f) There has not been any other event or condition of any character whatsoever that has had or may reasonably be expected to have a Material Adverse Effect on the Business of any SELLER.

          6.10  Title to and Condition of Properties.
                ------------------------------------

                (a) Schedule 2.1A contains a true, correct and complete list of all real property related to the operation of the Business in which any SELLER has any interest. Schedule 2.1B contains a true, correct and complete list of all leases and subleases of real and mixed property related to the operation of the Business under which any SELLER is a lessor or lessee (true, accurate and complete copies of which have previously been delivered to BUYER). Each SELLER has good, marketable and indefeasible fee simple title to all of its real properties, including but not limited to the real properties in which it has an interest as described on Schedule 2.1A, but not including any leased property, and good, marketable and indefeasible title to all the leasehold estates created by the leases and subleases described on Schedule 2.1B (such real properties and leasehold estates collectively referred to herein as the "Real Property"). Without limiting the generality of the foregoing, as to leasehold estates under the leases and subleases of Real Property, each SELLER has quiet and peaceable possession of each of the leased properties. All leases and subleases in which a SELLER is a lessor or sublessor are in full force and effect, there is no default or event of default thereunder and the rent thereunder has not been prepaid for more than a one (1)-month period. Each SELLER has and upon the transfer to BUYER as contemplated herein BUYER has rights of ingress and egress to all of its real properties and to all its leasehold estates, subject to the local zoning and development restrictions.

                (b) A true, correct and complete list of all propane tanks which are owned or serviced by any SELLER and all other personal property included in the Assets having a fair market or book value per unit in excess of Two Hundred Fifty Dollars ($250) is included in Schedule 2.1C and a true, correct and complete list of all leases of personal property included in the Assets under which any SELLER is a lessee or lessor involving any propane tank or any other personal property having a fair market or book value per unit in excess of Two Hundred Fifty Dollars ($250) is included in Schedule 2.1D (true, accurate and complete copies of which have previously been delivered to BUYER). Notwithstanding any other provision of this Agreement, SELLERS and the Shareholders shall have liability for the inaccuracy of the representations made in the first sentence of this Section 6.10(b) only to the extent such inaccuracy exceeds One Hundred Thousand Dollars ($100,000) in propane tank value (as measured by the replacement cost of any such propane tank) and then only if the claim for such inaccuracy is made by notice to SELLERS and the Shareholders given by BUYER prior to the Accounts Receivable Date. All propane tanks used in the Business which have a capacity of at least one hundred twenty
     (120) gallons are under contract to customers or are physically located on the plant lot of one of such SELLER's retail locations. Each SELLER has good and indefeasible title to (i) all of the personal property set forth on Schedule 2.1C and indicated as being owned by it, (ii) all of the Assets reflected in the financial statements of each SELLER, and (iii) all Assets purported to have been acquired by such

     SELLER after the date of such financial statements, free and clear of all Liens (except for Permitted Encumbrances), except for such Assets disposed of in the usual and ordinary course of business consistent with past practices, and all of such Assets are in such SELLER's possession and control.

                (c) The conduct of the Business of each SELLER in the ordinary course is not dependent upon the right to use the property of others, except under valid and binding agreements identified on Schedule 6.10(c) hereto (true, accurate and complete copies of which have previously been delivered to BUYER). To the Knowledge of any SELLER, the Real Property and the improvements located thereon do not encroach upon the property of others and there are no encroachments onto the Real Property from the property of others. SELLERS have had access to all utility connections, and the right to use the same, necessary for the conduct of the Business in the ordinary course.

                (d) Except as set forth in Schedule 6.10(d), each SELLER owns or has irrevocable rights to use and is transferring to BUYER hereunder all assets and property necessary for the conduct of such SELLER's Business in the ordinary course.

                (e) The Assets being transferred by each SELLER, including, but not limited to, the machinery, equipment (including automobiles, trucks and heavy machinery), furniture and fixtures are in good operating condition and repair and of an appropriate character suitable for the uses for which intended in the operation of the Business of such SELLER in the ordinary course, except that at any given time approximately three (3) to five (5) percent of the automobiles, trucks and heavy machinery being transferred hereunder will be in the process of being repaired or refurbished.

                (f) All inventories of each SELLER are of a quality and quantity usable and salable in the ordinary course of such SELLER's Business and in any event are not in excess of projected requirements over the next twelve
     (12) months, and the values at which such inventories are carried on the books of account fairly represent the value thereof, are not in excess of realizable value, and reflect the normal inventory valuation policy of such SELLER.

                (g) The accounts receivable of each SELLER as shown on its books and records have arisen in the ordinary course of Business, represent valid and enforceable obligations owed to such SELLER and are recorded as accounts receivable on the books of such SELLER in accordance with GAAP.

          6.11  Intangible Properties.
                ---------------------

                (a) Schedule 2.1J hereto contains a list of all patents and applications therefor, trademarks, trademark registrations and applications therefor, trade names, service marks, copyrights, copyright registrations and applications therefor, both foreign and domestic, owned, possessed, used or held by or licensed to any SELLER and related to the operation of such SELLER's Business and such SELLER owns the entire right, title and interest in and to the same, together with the goodwill associated therewith. Each SELLER has the right to use and is transferring to BUYER the unrestricted right to use trade secrets, know-how, formulae, technical processes and information, manufacturing, testing and operating techniques and procedures, all engineering data and plans and all other data and information used by such SELLER in its Business or which is necessary for its Business as now conducted. None of the items in the categories listed in the preceding sentence of this Section 6.11 are subject to any pending or threatened challenge or infringement, and no impediment exists as to such SELLER's exclusive ownership and use or validity of any such item, except as set forth in Schedule 2.1J. The foregoing constitutes all information necessary to permit the conduct from and after the Closing Date of the Business of each SELLER, as such Business is and has normally been conducted. All acts necessary under all provisions of applicable law to protect the items listed on Schedule 2.1J, including, without limitation, the filing of required affidavits of use and incontestability, applications for renewals of registrations and notice of registration, have been taken by each SELLER. All licenses granted to each SELLER by others which are essential or useful to any part of such SELLER's Business are assignable to BUYER without consent of or notice to any Person, without change in the terms or provisions thereof and without premium, except as set forth in Schedule 2.1J. With respect to each SELLER, such SELLER has not infringed any unexpired patent, trademark, trademark registration, trade name, copyright, copyright registration, trade secret or any other proprietary or intellectual property right of any party in connection with the operation of its Business. No SELLER has given any indemnification for patent, trademark, service mark or copyright infringements.

                (b) Schedule 2.1K hereto contains a list, of each SELLER's trade secrets related to the operation of its Business.

          6.12  Contracts and Commitments.
                -------------------------

                (a) To the extent not listed on Schedule 2.1B or Schedule 2.1D,
     Schedule 2.1F lists and briefly describes all Material Contracts related to the operation of the Business to which any SELLER is a party or by which it or any of its assets or properties are bound (true and correct copies of each of which have been previously delivered to BUYER). Each Material Contract (whether disclosed on Schedule 2.1B, Schedule 2.1D, Schedule 2.1F or otherwise) is in full force and effect and embodies the complete understanding between the parties thereto with respect to the subject matter thereof. Except as expressly set forth on Schedule 2.1F, (i) there exists no material default or claim thereof by any party to any Material Contract, (ii) there are no facts or conditions that, if continued or noticed, would result in a default having a Material Adverse Effect under any Material Contract, (iii) no SELLER has received any notice that any Person intends to cancel, modify or terminate any Material Contract, or to exercise or not to exercise any options thereunder, (iv) no SELLER has given any notice of cancellation, modification or termination of any Material Contract or of exercise or non- exercise of any options thereunder, (v) each Material Contract is a valid and binding agreement enforceable in accordance with its terms and (vi) no consent or approval of the other parties to any Material Contract or any Person pursuant to any Material Contract is required for the consummation of the transactions contemplated herein, except for Propane Supply Contracts and Fixed Purchase Contracts that are not assignable, and except for those contracts described on said Schedule.

                (b) Except as set forth in Schedule 6.12(b), no SELLER is a party to any contract for goods or services or any lease with any officer, director, shareholder, employee or agent of SELLER or any Affiliate of any such Person.

                (c) No purchase or sale commitments by any SELLER are in excess of the normal, ordinary and usual requirements of the Business; no SELLER has any outstanding power of attorney to any Person for any purpose whatsoever; no SELLER is restricted by law or agreement from carrying on its Business anywhere in the world; no officer, director, shareholder or Affiliate of any SELLER has any financial interest, direct or indirect, in any SELLER's suppliers or customers; except as set forth in Schedule 6.12(c) hereto, no SELLER grants discounts or rebates to its customers.

                (d) No SELLER has made any other contract or agreement or granted any option to sell or otherwise transfer all or a significant part of the capital stock or Assets of a SELLER.

                (e) The Customer Deposits are all amounts owed to customers of SELLERS as a result of amounts held by a SELLER as a customer deposit.

          6.13  Insurance.  A list of all policies of insurance and bonds of
                ---------
any type presently in force (including without limitation all occurrence-based policies that provide coverage for events occurring in any of the five (5) years prior to the date hereof) with respect to the Business of any SELLER, including, without limitation, those covering product liability claims and its Assets and operations, are set forth in Schedule 6.13. Such policies and bonds (a) provide coverage in such amounts, and against such losses and risks, as maintained by SELLERS consistent with past practices and in the ordinary course of business to provide for the protection of the Business and Assets of SELLERS, and (b) will be maintained in effect up to and including the Closing Date. Each SELLER will, at the request of BUYER, use its best efforts to cause the policies of insurance against fire and other casualty to property to be endorsed so as to include BUYER as a party insured thereunder as its interest may appear, provided any and all costs associated with such an endorsement are paid by BUYER.

          6.14  Tax Returns and Tax Audits.
                --------------------------

                (a) Each SELLER has filed with all appropriate governmental agencies all tax or information returns and tax reports required to be filed. All such returns and reports as are based on income have been prepared on the same basis as those of previous years; and all federal, state, foreign and local income, profits, franchise, sales, use, occupation, property, excise, ad valorem, employment or other taxes of each SELLER, and all interest, penalties, assessments or deficiencies claimed to be due by any such taxing authority with respect to the foregoing have been fully paid.

                (b) Each SELLER has made adequate accruals for the payment of all income, profits, franchise, property, sales, use, occupation, excise, ad valorem, employment and other taxes payable in respect of the period subsequent to the last period for which such taxes were paid, and, to the Knowledge of SELLERS, no SELLER has any liability for such taxes (including Federal Excise Tax) in excess of the amounts so paid or accruals so made.

                (c) No SELLER is a party to any pending action or proceeding, nor, to the Knowledge of SELLERS, is any action or proceeding threatened or contemplated by any governmental authority for assessment or collection of taxes or any other governmental charges, and no claim for assessment or collection of taxes or any other governmental charges has been asserted against any SELLER, nor, to the Knowledge of SELLERS, is the assertion of any such claim pending or contemplated nor is there any basis for any such claim. To the Knowledge of SELLERS, there have been no reports prepared by any agent of the Internal Revenue Service with respect to any tax matter involving any SELLER.

                (d) No SELLER is or has been required to file any tax returns with, or pay any taxes to, any foreign countries or political subdivisions thereof. No SELLER has in effect any powers of attorney with respect to any tax matters involving it. At no time has a consent been filed by any SELLER to have the provisions of Section 341(f)(2) of the Code apply, nor has any agreement under Section 341(f)(3) of the Code been filed by any SELLER.

                (e) Each SELLER agrees to provide to BUYER such other tax information with respect to the Business or the Assets of such SELLER as BUYER may reasonably request.

                (f) There are no taxes, fees or governmental charges (including without limitation sales taxes) payable by any SELLER, any Shareholder or BUYER to any state, city or subdivision of either thereof as a result of the sale of the Assets to BUYER, other than state and local income taxes and Vehicle Transfer Taxes.

          6.15  Books and Records.
                -----------------

                (a) The books, records and accounts of each SELLER (i) are in all respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, and (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Assets by such SELLER.

                (b) Each SELLER has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and (B) to maintain accountability for the assets of such SELLER.

          6.16  Substantial Customers and Suppliers.  Schedule 6.16 sets
                -----------------------------------
forth a true and complete list of the fifteen (15) largest suppliers to Domex, Inc. (on the basis of cost or, in the case of propane suppliers, on the basis of volume) of goods or services purchased during the twelve (12) months ended October 31, 1999, as well as the dollar amounts or volume taken of such goods or services purchased during such year. Schedule 6.16 also sets forth a true and complete list of the fifteen largest customers of each SELLER (in terms of sales) during the twelve months ended September 30, 1999 for Investors 300, Inc., October 31, 1999 for Domex, Inc. and December 31, 1999 for L&L Leasing, Inc., as well as the dollar amounts of such sales during such twelve-month period and from the respective fiscal years end through July 31, 2000. Except to the extent set forth in Schedule 6.16, (i) since the end of such twelve-month period, no such customer has ceased or reduced by more than fifteen percent (15%) (by comparing each month with the same month of the prior Period) its purchases from such SELLER, or given notice of an intention to cease or reduce such sales or purchases, and (ii) no SELLER and no Shareholder has any reason to believe that any such supplier or customer would likely reduce or cease such sales or purchases as a result of the transactions contemplated herein or the ownership of the Business by BUYER or the MLP. BUYER acknowledges that SELLERS are not responsible for any reduction in customer purchases following the Closing unless such reduction relates to a breach of a representation made by SELLERS and the Shareholders under this Agreement.

          6.17  No Litigation, Adverse Events or Violations.  Except as set
                -------------------------------------------
forth in Schedule 6.17, there is no action, suit, claim or legal, administrative, arbitration, condemnation or other proceeding or, to the Knowledge of any SELLER or the Shareholders, governmental investigation or examination or, to the Knowledge of any SELLER or the Shareholders, any change in any zoning or building ordinance affecting any of the Assets, pending or, to the Knowledge of any SELLER, threatened or injunction or orders entered, pending or threatened against any SELLER or any business, properties or assets of any SELLER, at law or in equity, before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, to restrain or prohibit the consummation of the transactions contemplated hereby or which, if determined adversely, is reasonably likely to result in (i) an Adverse Effect, or (ii) materially and adversely affect the consummation of the transactions contemplated by this Agreement and there is no state of facts currently existing on which any of the foregoing might be based. No SELLER has violated, or is currently in violation of, any applicable federal, state, local or foreign law, ordinance (including any zoning or building ordinance), regulation, order, requirement, statute, rule, permit, concession, grant, franchise, license or other governmental authorization relating or applicable to it, to any of the Assets or the Business of such SELLER. In addition to the information required under the first sentence of this Section 6.17, Schedule 6.17 also includes the status of all such claims. Each SELLER and each Shareholder hereby represent and warrant that adequate insurance coverage exists covering all such claims set forth in Schedule 6.17 and that any adverse result or settlement relating to such claims shall not exceed the insurance limitation applicable to such claim.

          6.18  Employee Benefit Plans; Labor Matters.
                -------------------------------------

                (a) Schedule 6.18(a) sets forth a true and complete list of any and all pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy as to which each SELLER is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, stock options or other stock incentive, bonus incentive, vacation pay, severance or termination pay, employment agreement, "cafeteria" or "flexible benefit" plan under Section 125 of the Code, or other employee or director benefit plan, trust, arrangement, contract, agreement, policy or commitment, whether formal or informal, written or oral, under which employees, former employees, directors or former directors of such SELLER are entitled to participate by reason of their current or prior employment, or current or former directorship, with such SELLER, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (i) to which such SELLER is a party or a sponsor or a fiduciary thereof, or (ii) with respect to which such SELLER has made payments, contributions or commitments, or may otherwise have any liability (collectively, the "Benefit Plans"). With respect to the Benefit Plans, individually and in the aggregate, each SELLER has made available to BUYER, a true and correct copy of (a) the most recent annual report (Form
     5500) filed with the IRS, if any, (b) such Benefit Plan, (c) any summary plan description relating to such Benefit Plan, and (d) each trust agreement and group annuity contract, if any, relating to such Benefit Plan.

                (b) The Benefit Plans have been operated and administered by each SELLER in compliance with all applicable laws relating to employment or labor matters including ERISA and the Code. With respect to the Benefit Plans, no event has occurred that would subject any SELLER to liability (except liability for benefits, claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable statute, order or governmental rule or regulation. With respect to the Benefit Plans, individually and in the aggregate, there has been no prohibited transaction within the meaning of Section 406 of ERISA or
     Section 4975 of the Code that would result in liability to any SELLER, and there has been no action, suit, grievance, arbitration or other claim with respect to the administration or investment of assets of the Benefit Plans (other than routine claims for benefits made in the ordinary course of plan administration) pending, or to the Knowledge of any SELLER, threatened.

                (c) All contributions to and payments under any Benefit Plan required in respect of periods ending on or before the Closing Date shall be made by each SELLER on or within thirty (30) days after the Closing Date. There is no agreement, contract or understanding between any SELLER, on the one hand, and any employee, participant, labor union, collective bargaining unit or other Person, on the other hand, that requires or may require any amendment to any of the Benefit Plans.

                (d) Each Benefit Plan that is intended to be tax qualified under
     Section 401(a) of the Code is tax qualified and each such Benefit Plan has received, or application has been made for, a favorable determination letter from the IRS stating that the Plan meets the requirements of the Code and that any trust or trusts associated with the Plan are tax exempt under Section 501(a) of the Code. Each Benefit Plan that is funded with a trust that is intended to be tax-exempt under Section 501(c)(9) of the Code is exempt from taxation and each such trust has received a letter from the IRS stating that the trust meets the requirements of the Code for tax-exempt status, within the immediately preceding three (3)-year period.

                (e) No SELLER and no entity that together with any SELLER would be deemed to be a "single employer" within the meaning of Section 414(b),
     (c), (m) or (o) of the Code now maintains or contributes to or, within the immediately preceding three (3)-year period, has maintained or contributed to any defined plan that is (i) a benefit plan within the meaning of
     Section 3(35) of ERISA, or (ii) subject to the requirements of Title IV of ERISA.

                (f) No SELLER is a party to any collective bargaining or other labor union contract. There is no pending or threatened union organizational effort, labor dispute, strike or work stoppage relating to employees of any SELLER and none has occurred within the immediately preceding five (5)-year period. No SELLER and no representative or employee of any SELLER has committed any unfair labor practice in connection with the operation of the Business of any SELLER, and there is no pending or threatened charge or complaint against any SELLER by the National Labor Relations Board or any comparable state agency. Each SELLER is in compliance with all applicable laws respecting employment, wages, hours, safety and health and other terms and conditions of employment. No SELLER has experienced a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. (S)(S) 2101 et seq. ("WARN") within the immediately preceding three (3)-year period.

                (g) There are no written or oral employment agreements, employment contracts or understandings relating to employment (other than ordinary course arrangements for "at-will" employment) to which any SELLER is a party (excluding any such agreements, contracts or understandings listed in Schedule 6.18(a)).

                (h) The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or increase in compensation, benefits or rights or otherwise) becoming due from any SELLER to any of its employees, former employees, directors or former directors, nor accelerate the timing of any payment or the vesting of any rights or increase the amount of any compensation due to any such person. As a direct or indirect result of the consummation of the transactions contemplated hereby, no SELLER will be obligated to make a payment to any person that would not be deductible as a result of the application of
     Section 280G of the Code.

          6.19  Business Names.  No SELLER does business in any state or
                --------------
country under any name other than "Hoosier Propane" or "Domex" or "Investors 300" or "L&L Leasing" or "L&L Repair & Testing" or "L&L Transportation" or "L&L Transportation & Brokerage". The information on Schedule 9.6 attached hereto (see Section 9.6) is accurate and complete.

          6.20  Brokers and Finders.  No broker or finder has acted for any
                -------------------
SELLER or Shareholder in connection with this Agreement and the transactions contemplated hereby; and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on any agreement, arrangement or understanding made by any SELLER or Shareholder.

          6.21  Environmental.
                -------------

                (a) Except as set forth in Schedule 6.21, to SELLERS' and the Shareholders' Knowledge, there has not been, as of the date hereof, any "release" (as defined in 42 U.S.C. (S)9601(22)) or threat of a "release" of any "hazardous substances" (as defined in 42 U.S.C. (S)9601(14)) or oil or other petroleum-related products on or about any of the Real Property.

                (b) Except as set forth in Schedule 6.21, no SELLER has any contract, agreement or otherwise arranged for disposal or treatment, or arranged with a transporter for transport for disposal or treatment, of hazardous substances at any "facility" (as defined in 42 U.S.C. (S) 9601(9)) owned or operated by another Person.

                (c) Except as set forth in Schedule 6.21, no SELLER has accepted any hazardous substances for transport to disposal or treatment facilities or sites selected by a SELLER.

                (d) Except as set forth in Schedule 6.21, to SELLERS' and the Shareholders' Knowledge, the Real Property and the use thereof is in compliance with and each SELLER is in compliance with all applicable laws, statutes, ordinances, rules and regulations of any governmental or quasi-governmental authority (federal, state or local) relating to environmental protection, underground storage tanks, toxic waste, hazardous waste, oil or hazardous substance handling, treatment, storage, disposal or transportation, or arranging therefor, respecting any products or materials previously or now located, delivered to or in transit to or from the Real Property, including without limitation the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the Superfund Amendments and Reauthorization Act of 1986.

                (e) To SELLERS' and the Shareholders' Knowledge, the past disposal practices relating to hazardous substances and hazardous wastes of each SELLER have been accomplished in accordance with all applicable laws, rules, regulations and ordinances.

                (f) Except as set forth in Schedule 6.21, no SELLER has been notified that it has potential liability with respect to the cleanup of any waste or disposal facility. No SELLER has any information to the effect that any site at which a SELLER has disposed of hazardous substances or oil has been or is under investigation by any local, state or federal governmental body, authority or agency.

                (g) No SELLER has received any notification of releases of hazardous substances or oil from any governmental or quasi-governmental agency.

          6.22  Disclosure.  To the best Knowledge of each SELLER and each
                ----------
Shareholder, none of the financial statements referred to in Section 6.8 above, or any representation or warranty or other provision contained herein, or in any document, schedule or certificate delivered or to be delivered to BUYER in connection with this Agreement or the transactions contemplated hereby, or any written statement, certificate or other document furnished to BUYER in connection with this Agreement or the transactions contemplated hereby, contains or will contain any untrue statement of a fact or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading. To the best knowledge of each SELLER and each Shareholder, there is no fact which has not been disclosed in writing to BUYER by SELLERS which would be material to the purchase of the Assets.

               ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF BUYER
               --------------------------------------------------

          BUYER represents and warrants to SELLERS and the Shareholders, both as of the date hereof and as of the Closing Date, as follows:

          7.1  Organization; Documentation.  BUYER is a limited liability
               ---------------------------
company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power and authority and all licenses, authorizations, permits, consents and approvals required to own, license or lease and operate its properties and to conduct its business as presently conducted by it.

          7.2  Authority; Binding Effect.  BUYER has the power and authority to
               -------------------------
execute and deliver this Agreement and all other agreements contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by BUYER of this Agreement and all other agreements and documents contemplated hereby and the performance by BUYER of all obligations on its part to be performed hereunder and thereunder have been duly approved by all necessary action by BUYER, and no further approvals are required by the members of BUYER in connection therewith. This Agreement constitutes, and when duly executed and delivered by BUYER, all other agreements contemplated hereby will constitute, the legal, valid and binding obligation of BUYER, enforceable against BUYER, in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity).

          7.3  No Creation of Violation, Default, Breach or Encumbrance.  The
               --------------------------------------------------------
execution and delivery by BUYER of this Agreement do not, and the consummation by BUYER of the transactions contemplated hereby will not (i) conflict with or violate any provision of the Organizational Documents of BUYER; (ii) assuming receipt of the consents set forth in Schedule 7.3, require the consent of any Person or result in the breach of or constitute a default under any contract, agreement, lease, license, mortgage, indenture, note or other instrument or obligation to which BUYER is a party, that could adversely affect the ability of BUYER to consummate the transactions contemplated by this Agreement; or (iii) violate (A) any statute, rule or regulation to which BUYER is subject, or (B) any order, writ, injunction, decree, judgment or ruling of any court, administrative agency or governmental body to which BUYER is subject.

          7.4  Brokers and Finders.  No broker or finder has acted for BUYER in
               -------------------
connection with this Agreement and the transactions contemplated hereby; and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on any agreement, arrangement or understanding made by BUYER.

          7.5  No Adverse Action.  There are no actions, suits, claims or legal,
               -----------------
administrative, arbitration or other proceedings or governmental investigations or examinations pending or threatened or injunctions or orders entered, pending or threatened against BUYER or its business, property or assets, at law or in equity, before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, to restrain or prohibit the consummation of the transactions contemplated hereby or to obtain damages that if decided adversely would adversely affect the ability of BUYER to consummate the transactions provided for in this Agreement.

          7.6  Approvals, Licenses and Authorizations.  No (i) order, license,
               --------------------------------------
consent, waiver, authorization or approval of, (ii) exemption by, (iii) giving of notice to, or (iv) registration with or the taking of any other action in respect of, any Person not a party to this Agreement or any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality; and no filing, recording, publication or registration in any public office or any other place in each case is now, or under existing law in the future will be, necessary on behalf of BUYER to authorize either the execution, delivery and performance of this Agreement or any other agreement, document or instrument contemplated hereby to be executed and delivered by them and the consummation by them of the transactions contemplated hereby or thereby, or for the legality, validity, binding effect or enforceability of any thereof.

          7.7  Financial Statements of Buyer.
               -----------------------------

               (a) BUYER has delivered to SELLER the balance sheets of BUYER as of September 30, 1999 and September 30, 1998 and the related statements of income, member's equity and cash flows for the fiscal years then ended, and the March 31, 2000 balance sheet of BUYER and the related statements of income, member's equity and cash flows for the period from September 30, 1999 to March 31, 2000.

               (b) The financial statements referred to in Section 7.7(a) above fairly present the financial position, results of operation and cash flows of BUYER as and at the relevant dates thereof and for the periods covered thereby in accordance with GAAP.

               (c) Except as set forth in the March 31, 2000 balance sheet or in the Schedules hereto, BUYER has no liabilities or obligations, direct or contingent, accrued or otherwise, of a nature customarily reflected in financial statements in accordance with GAAP, except those incurred after March 31, 2000 in the ordinary course of business consistent with past practice.

          7.8  Absence of Certain Events.  Except as set forth in Schedule 7.8,
               -------------------------
since March 31, 2000 the business of BUYER has been operated only in the ordinary and normal course of business. Since March 31, 2000:

               (a) There has not been any material adverse effect in the financial condition, assets, liabilities, results of operations, business or condition, financial or otherwise, of BUYER, and to BUYER's knowledge there has been no occurrence, circumstance or combination thereof that might be expected to result in any material adverse effect thereto before or after the Closing Date; and

               (b) There has not been any damage, destruction or loss, whether covered by insurance or not, resulting in a material adverse effect on the assets or the business of BUYER.

                    ARTICLE 8. ACCESS TO INFORMATION BY BUYER
                    -----------------------------------------

          8.1  Prior to Closing.  Until the Closing, each SELLER will furnish
               ----------------
BUYER, its members, officers, employees, accountants, attorneys, representatives and agents, with all financial, operating, engineering and other data and information concerning the Business and the Assets of such SELLER as BUYER shall from time to time request and will accord BUYER or its authorized representatives access to such SELLER's Assets, books, records, contracts and documents (including tax returns filed and those in preparation) and will give such persons the opportunity to ask questions of, and receive answers from, appropriate representatives of such SELLER with respect to the Business and the Assets of such SELLER, provided such inquiries are made with reasonable notice to SELLER and are specifically authorized in advance by one or more of the Shareholders, which authorization shall not be unreasonably withheld. No investigations by BUYER, or its members, officers, employees, accountants, attorneys, representatives or agents, shall reduce or otherwise affect the obligation or liability of any SELLER with respect to any representations, warranties, covenants or agreements made herein or in any other certificate, instrument, agreement or document described in Schedule 6.3.

          8.2  Public Information.  Except as may be required by law, until the
               ------------------
Closing or termination of this Agreement, each SELLER and each Shareholder shall consult with BUYER and BUYER shall consult with such SELLER and/or Shareholder with respect to the content of any communications to be made to employees, customers, suppliers or others having dealings with such SELLER as well as communications made to the public and to the form and content of any application or report to be made to any judicial or regulatory authority or other governmental authority that relates to the transactions contemplated by this Agreement.

          8.3  Confidentiality.  All information disclosed by any party to this
               ---------------
Agreement to any other party, shall be kept confidential by such receiving party and shall not be used by such receiving party to compete with the other party or in any manner other than as herein contemplated or required by court order, except to the extent that such information was known by such receiving party when received or is or hereafter becomes legally obtainable from other sources. In the event of termination of this Agreement, each party hereto shall return, upon request, to the other parties, all documents (and reproductions thereof) received from such other parties (and in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 8.3.

                       ARTICLE 9. COVENANTS OF THE PARTIES
                       -----------------------------------

          9.1  Actions Pending Closing.  From the date hereof to the Closing,
               -----------------------
except as contemplated by this Agreement, each SELLER and each Shareholder hereby represents, warrants, covenants and agrees that, unless the prior written consent of BUYER is obtained, each SELLER will not take any action that would result in a violation of any of the following proscriptions:

               (a) The Business of each SELLER will be carried on in the usual, regular and ordinary manner and each SELLER will use its reasonable commercial efforts to preserve its present business organization intact, keep available the services of its present officers and employees and preserve its present relationships with Persons having business dealings with it, all solely as the same relates to the Business, and shall not make or institute any methods of manufacture, purchase, sale, lease, management, accounting or operation in or affecting the Business that are not consistent with SELLER's past practices;

               (b) No SELLER will increase or decrease the compensation payable or to become payable to any salaried officer or employee, or make any change in any insurance, pension or other employee benefit plan nor pay any commission or bonus to any of such officers or employees other than increases and bonuses in the normal course of business, consistent with past practices and not exceeding in any one (1) case an aggregate increase and bonus of more than ten percent (10%) of such Person's compensation;

               (c) No SELLER will make any change in its practices regarding sales, credit or collection terms and conditions insofar as the same relates to its Business;

               (d) No SELLER will, with respect to its Business, (i) incur any obligation or liability or assume, guarantee, endorse or otherwise become responsible for the liabilities or obligations of any other Person (whether absolute, accrued, contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of business; (ii) discharge or satisfy any Lien or pay any obligation or liability (whether absolute, accrued, contingent or otherwise), other than in the ordinary course of business; (iii) except in the ordinary course of business, mortgage, pledge, create or subject to a Lien any of its Assets; (iv) sell, assign, transfer, lease or otherwise dispose of any of its Assets except in the ordinary course of business, or acquire any assets or any interest therein except in the ordinary course of business; (v) except in the ordinary course of business, amend, terminate, waive or release any rights or cancel any debt owing to or claim by such SELLER; (vi) except in the ordinary course of business, transfer or grant any rights under any Contracts and Other Agreements, patents, inventions, trademarks, trade names, service marks or copyrights, or registrations or licenses thereof or applications therefor, or with respect to any know-how or other proprietary or trade rights; (vii) modify or change any Material Contracts; or (viii) enter into any transaction, contract or commitment that by reason of its size or otherwise is material to its Business or financial condition or that is not in the ordinary course of such SELLER's Business as now conducted;

               (e) All tangible Assets of each SELLER will be used, operated, maintained and repaired in a manner consistent with past practices;

               (f) No SELLER will do any act or omit to do any act, or permit any act or omission to act, that will cause a breach of any Material Contract;

               (g) No SELLER will make any investment of a capital nature affecting its Business (except Growth Capital Expenditures as provided for herein) without the prior written consent of BUYER;

               (h) No SELLER will permit any insurance policy naming it as a beneficiary or a loss payable payee and relating to its Assets or Business to be canceled, terminated or modified or any of the coverage thereunder to lapse unless simultaneously with such termination or cancellation, replacement policies providing substantially the same coverage are in full force and effect;

               (i) No SELLER will fail to pay when due any of the following insofar as they relate to its Business: (i) any trade accounts payable,
     (ii) any payments required by any indentures, mortgages, financing agreements, loan agreements or similar agreements, or (iii) taxes of whatever kind or nature or payments related thereto (including, without limitation, estimated payments and withholding remittances);

               (j) No SELLER will, insofar as the same relates to its Business, maintain its books, accounts and records in any manner other than the usual, regular and ordinary manner, on a basis consistent with prior years and will not knowingly fail to comply with any laws applicable to such SELLER and to the conduct of its Business or to its Assets;

               (k) No SELLER will knowingly enter into any transaction or make any agreement or commitment or take any other action, in each case which would result in any of its representations, warranties or covenants contained in this Agreement not being true and correct at and as of the Closing Date.

          9.2  Information.  SELLERS and the Shareholders will promptly inform
               -----------
BUYER in writing of any litigation commenced against them or any of them in respect of (a) the transactions contemplated by this Agreement, or (b) the Assets or Business of any SELLER.

          9.3  Further Assurances.  Each SELLER shall execute and deliver or
               ------------------
cause to be executed and delivered to BUYER such further instruments of transfer, assignment and conveyance and take such other action as BUYER may reasonably require to more effectively carry out the transfer of the Assets of such SELLER and the consummation of the matters contemplated by this Agreement.

          9.4  Compliance.  Each SELLER and each Shareholder hereby agrees to
               ----------
and shall:

               (a) cause all obligations imposed upon any SELLER or any Shareholder in this Agreement to be duly complied with, and use their respective best efforts to cause all conditions precedent to such obligations to be satisfied prior to the Cut-Off Date;

               (b) use its reasonable commercial efforts to obtain any and all consents, waivers, amendments, modifications, approvals, authorizations, notations and licenses necessary to the consummation of the transactions contemplated by this Agreement, it being understood and agreed that the foregoing does not apply to consents to assignments of Propane Supply Contracts or action with respect to obtaining Carrier Permits for BUYER; and

               (c) immediately notify BUYER of the occurrence of any event or the failure of any event to occur of which a SELLER has Knowledge that results in a breach of any representation or warranty made by any SELLER or any Shareholder in this Agreement or a failure by any SELLER or any Shareholder to comply with any covenant, condition or agreement of such Person contained in this Agreement.

          9.5  Delivery of Corporate Documents.  At or prior to the Closing,
               -------------------------------
each SELLER shall deliver to BUYER all keys to any improvements located on any of the Real Property of such SELLER, all Documents and other papers related to the operation of the Business or the Assets of such SELLER, including without limitation all files relating to the receivables and payables (whether current or past), original certificates of letter patent, trademarks and copyrights, and hard copies of any books or records or Documents and other papers or information and data relating to the operation of the Business or the Assets of such SELLER stored on any electronic media, including computers.

          9.6  U.C.C. Search.  At BUYER's expense, BUYER may seek Uniform
               -------------
Commercial Code search reports. Schedule 9.6 sets forth a list of the following:
(i) the name of each SELLER, (ii) any name under which such SELLER is doing business, and (iii) all counties and states in which such SELLER has any real or personal property or otherwise maintains a place of business or in which such SELLER's Assets are located.

          9.7  Bulk Transfer Law.  The parties hereto each waives compliance by
               -----------------
the others with the provisions of the bulk transfer law of the State of Indiana and the provisions of any statute of any other state or jurisdiction regulating bulk sales or transfers which may be applicable to the sale of the Assets. Each SELLER agrees that it will, so far as is practicable, apply so much of the Purchase Price it receives under this Agreement as may be necessary to pay such SELLER's Retained Liabilities that are then known to exist and to be due. Each SELLER hereby agrees to indemnify and hold BUYER and its members, officers, employees, agents, representatives, successors and assigns harmless from and against any and all losses, claims, damages, expenses and liabilities (including legal fees and expenses) to which BUYER may become subject pursuant to the bulk transfer provisions of the Uniform Commercial Code of the State of Indiana or to any other such bulk transfer or sale statute with regard to the sale of the Assets contemplated by this Agreement.

          9.8  BUYER's Insurance Endorsements.  For a period of three (3) years
               ------------------------------
following the Closing Date, BUYER will cause (at BUYER's cost) SELLERS and the Shareholders to be named insureds on BUYER's liability insurance policies and will provide SELLERS with copies of documents indicating that such action has been taken.

          9.9  Noncompetition and Employment Agreements.
               ----------------------------------------

               (a) Each of the Persons that are to enter into a Noncompetition Agreement pursuant to Section 3.4 agree to and shall, at or prior to the Closing, enter into such Noncompetition Agreement.

               (b) Phillip L. Elbert and BUYER agree to and shall at or prior to the Closing enter into an Employment Agreement in the form attached hereto as Exhibit K.

          9.10 No Shop.  Each SELLER and each Shareholder agrees that, from the
               -------
date hereof and until the first to occur of the Closing or the termination of this Agreement in accordance with Article 15, no SELLER, none of such SELLER's respective officers or directors and no Shareholder will, and each SELLER and each Shareholder will direct and use their best efforts to cause each of their respective representatives not to, initiate, solicit, encourage or respond to, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to the Shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, a SELLER (any such proposal or offer being an "Acquisition Proposal") or provide any Confidential Information respecting any SELLER or BUYER or any affiliate of BUYER to, or engage in any activities or have any discussions or negotiations with, any Person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Each SELLER and each Shareholder will: (a) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and each will take the steps necessary to inform such Persons of the obligations undertaken in this Section 9.10, and (b) notify BUYER immediately if any such inquiries or proposals are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any SELLER or any Shareholder.

          9.11  Supplemental Information.
                ------------------------

                (a) SELLERS, the Shareholders and BUYER each agree that, with respect to the representations and warranties of such party contained in this Agreement, such party will have the continuing obligation until the Closing to promptly provide the other party with such additional supplemental information (collectively, the "Supplemental Information"), in the form of (i) amendments to then existing Schedules (ii) Additional Schedules, as would be necessary, in light of the circumstances, conditions, events and states of fact then known, to make each of those representations and warranties true and correct as of the Closing, or (iii) for purposes only of determining whether the conditions to the obligations of BUYER have been satisfied, the Schedules to this Agreement as of the Closing Date will be deemed to be the Schedules to this Agreement as of the date hereof as amended or supplemented by the Supplemental Information provided to BUYER prior to the Closing pursuant to this Section 9.11; provided, however, that if the Supplemental Information so provided discloses the existence of circumstances, conditions, events or states of facts that, in any combination thereof, (i) have had a Material Adverse Effect on any SELLER, (ii) in the sole judgment of BUYER are having or will have a Material Adverse Effect on any SELLER or (iii) represent a breach of
     Section 9.1 above, BUYER will be entitled to terminate this Agreement by notice to SELLERS; and provided, further, that if the facts first disclosed in the Supplemental Information were required to be disclosed at the time of signing of this Agreement but were not, and BUYER does not terminate the Agreement and proceeds to Closing, then BUYER will be entitled to be indemnified for all Damages that are attributable to such failure to disclose by SELLER(s) or the Shareholders.

                (b) Additionally, notwithstanding any other provision herein to the contrary, no SELLER and no Shareholder shall have any liability to BUYER for the breach of any covenant contained in Section 9.1 above if (i) such breach was not the result of conduct knowingly intended to result in such a breach and (ii) such breach is disclosed to BUYER in the Supplemental Information.

          9.12  Concerning the IPO.
                ------------------

                (a) The parties recognize that a condition to BUYER's obligation to purchase the Assets and consummate the transactions contemplated herein is the securing by BUYER of the necessary financing for the cash portion of the Purchase Price (see Section 10.16). It is BUYER's intention to arrange for the organization of a master limited partnership (the "MLP") that would acquire the Business and Assets of SELLERS and other businesses and assets that are similar to such Business and Assets from third parties and concurrently effect a public offering of units of the MLP (the "IPO") in a manner similar to public offerings made by publicly traded master limited partnerships that are engaged in the distribution and sale of propane. Accordingly, BUYER agrees to proceed in good faith to make appropriate arrangements to make such acquisitions, secure an underwriter for the IPO and proceed with the IPO.

                (b) SELLERS and the Shareholders recognize that there are many matters that must be completed before the IPO can be accomplished and accordingly, there will be several months of work by BUYER on such matters. In addition, it is recognized that, due to the nature of such matters, the IPO may not be able to be completed at all, whether for legal, business or other reasons, including unfavorable market conditions, prices or rates.

                (c) It is agreed that BUYER shall have full control over the manner, timing and other matters related to the IPO, subject only to the specific agreements herein contained.

                (d) While the parties recognize that the proceeds of the IPO are anticipated to provide the funds necessary for the purchase from SELLERS of the Assets, BUYER may have other funding sources and completion of the IPO is not a condition to any SELLER's or any Shareholder's obligations to consummate the purchase and sale of the Assets and Business.

                (e) As used herein, "Registration Statement" means the registration statement filed with the Federal Securities and Exchange Commission to register the sale of MLP units in connection with the IPO. If BUYER (or the MLP or other appropriate entity) shall not have filed a Registration Statement on or prior to October 31, 2000, then any SELLER may terminate this Agreement by notice thereof to BUYER.

                (f) Each SELLER will provide BUYER with all the information concerning such SELLER that is reasonably requested by BUYER, from time to time in connection with the IPO; provided, however, in connection with the foregoing or in connection with SELLERS' agreement contained in Section
     9.13 below, SELLERS shall not be required to incur out-of-pocket costs in excess of Fifteen Thousand Dollars ($15,000). Each SELLER hereby represents and warrants that any financial statements of such SELLER provided for inclusion in the Registration Statement have been prepared in accordance with GAAP.

                (g) BUYER agrees that from time to time it will advise SELLERS as to the status of BUYER's efforts regarding the IPO.

                (h) Notwithstanding any other provision of this Agreement to the contrary, BUYER shall have the right to disclose such information concerning SELLERS, the Shareholders, the Assets, the Business and this Agreement as BUYER and its counsel deem necessary or appropriate in connection with the IPO without obtaining any prior consent of SELLERS or the Shareholders, provided that any SELLER or Shareholder will be provided with copies of all such disclosures upon request.

          9.13  Additional Financial Statements.  Each SELLER agrees to furnish
                -------------------------------
to BUYER:

                (a) as soon as available and in any event within thirty (30) days after the end of each SELLER's fiscal quarters that ends prior to the IPO, an unaudited balance sheet of such SELLER as of the end of such fiscal quarter and the related statements of income or operations, cash flows and shareholders' equity for such fiscal quarter and for the period of such SELLER's fiscal year ended with that quarter, in each case (i) setting forth in comparative form the figures for the corresponding portion of the such SELLER's previous fiscal year, and (ii) prepared in accordance with GAAP (x) throughout the periods indicated (excepting footnotes) and (y) on the same basis as the financial statements referred to in Section 6.8 were prepared; and

                (b) if requested by BUYER in connection with any amendment of the Registration Statement and promptly following any such request, a balance sheet, statements of income or operations, cash flows and shareholders' equity of such SELLER as of the end of either the first or second fiscal month in any of such SELLER's fiscal quarters as BUYER may request.

          9.14  HSR Act.
                -------

                (a) If filings pursuant to and under the HSR Act are required in connection with the consummation of the transactions contemplated by this Agreement, BUYER and each SELLER promptly will compile and file (or will cause its "ultimate parent entity" (as determined for purposes of the HSR
     Act) to file) under the HSR Act such information respecting such party as the HSR Act requires of an entity to be acquired. HSR filing fees will be paid by BUYER, but each SELLER shall pay all other expenses incurred in connection with the preparation of any of the reports and other information that it is required to file.

                (b) If BUYER determines that a filing under the HSR Act is not required and the failure to file causes any Shareholder or any SELLER to incur Damages (as defined in Section 12.1B), then BUYER agrees to indemnify such SELLER and such Shareholder as provided in Section 12.2.

          9.15  Title Insurance.  Subject to the provisions of this Section
                ---------------
9.15, on the Closing Date, each SELLER shall, at such SELLER's expense, cause to be issued and delivered to BUYER a policy of title insurance (the "Title Policy") respecting the Real Property and conforming to the following specifications:

                (a) The form of the policy will be ALTA Owner's Policy Form B 1970 (amended 10/17/70), or as to leasehold estates, ALTA Leasehold Owner's Policy - 1975, or the approved form, for the jurisdiction in which the Real Property is located, that is the substantial equivalent thereof;

                (b) The policy will be issued by a mutually acceptable insurance company (the "Title Company");

                (c)  The insured will be BUYER;

                (d) The policy will be in an amount reflecting the value thereof as agreed to by BUYER and SELLERS;

                (e) The policy will be dated concurrent with or subsequent to the Closing;

                (f) There will be no exceptions to coverage other than the Permitted Encumbrances. Without limiting the generality of the foregoing provisions hereof, the Title Policy shall not contain any exceptions with respect to:

                     (A) Rights or claims of parties in possession;

                     (B) Encroachments, overlaps, boundary line disputes or any other matters that would be disclosed by an accurate survey and inspection (provided that the Survey is sufficient to enable the title insurance company to delete such exceptions pursuant to the title company's standard underwriting requirements);

                     (C) Easements or claims of easements not shown by the
               public records (provided that the Survey is sufficient to enable the title insurance company to delete such exceptions pursuant to the title company's standard underwriting requirements);

                     (D) Any lien, or right to a lien, for services, labor or
               materials heretofore or hereafter furnished; and

                     (E) Any other exceptions that may be designated or included as standard exceptions in the area where the Real Property is located.

                (g) The policy shall contain such additional coverages and endorsements as BUYER may request or require, provided, however, any additional expense for such additional coverages or endorsements shall be paid by BUYER.

Within thirty (30) days after the date hereof, each SELLER shall deliver to BUYER (i) a current commitment from the Title Company setting forth the basis upon which the Title Company is willing to insure title to the Real Property (the "Title Commitment"), and (ii) a current boundary survey of the Real Property, prepared at such SELLER's expense (the "Survey"). The Survey shall be prepared and certified to BUYER by a registered land surveyor or licensed civil engineer (registered or licensed in the state where the Real Property is located) showing (i) the boundaries and legal descriptions of such Real Property, (ii) the location of all roadways and other accessways upon, across or adjacent to such premises, and (iii) such other matters and items as BUYER may request, provided that BUYER shall pay any additional expense charged by the surveyor for such additional items. The surveyor shall locate or set bars at all corners of the surveyed property and shall reflect the same on the Survey. If the Title Commitment or the Survey disclose any liens, easements, restrictions, reservations or other defects or any other matters objectionable to BUYER, BUYER shall advise the appropriate SELLER of the same in writing within ten (10) days after receipt by BUYER of the Title Commitment and the Survey. Matters not objected to by BUYER within said period shall be deemed to be Permitted Encumbrances. As to any matters to which BUYER objects, such SELLER shall use reasonable commercial efforts to resolve the objections (but with no requirement to make any out-of-pocket expenditures except to satisfy mortgages or liens) and shall, within ten (10) days after BUYER gives such SELLER notice of objection to such matters, have delivered to BUYER a revised Title Commitment and/or Survey reflecting that such remedy has been effected. In the event such SELLER is unable to deliver the Title Policy or the Survey in accordance with the foregoing requirements, BUYER's sole remedy therefor shall be either of the following options:

(x) consummating the transaction
contemplated hereby and accepting such title as such SELLER holds, without change in or to the terms hereof, unless such matters are encumbrances or liens for an ascertainable amount, in which case such SELLER shall pay the amount thereof to BUYER in cash at the Closing and thereby waive any claims under
Section 12.1 of this Agreement with respect to such objections, or (y) rejecting and excluding the subject property from the transaction contemplated by this Agreement, exercising its rights under Section 3.1(z)(ii) to have the purchase price reduced and entering into a lease agreement respecting such property in the form of the Lease Agreement attached hereto as Exhibit J. If Buyer elects option (y), then BUYER and such SELLER owning such property agree to enter into the aforementioned Lease Agreement.

          9.16  Employee Matters.
                ----------------

                (a) Schedule 9.16(a) sets forth a list of all salaried and hourly employees employed by each SELLER and such employees' current compensation. All of such employees are employed at the will of such SELLER and may be terminated without notice and without cause except as set forth in Schedule 9.16(a). On the Closing Date, BUYER shall offer employment to all persons who were employed by each SELLER on the Closing Date (other than any Shareholder so employed) in a position and at a base salary substantially equivalent to such employee's present position and base salary. Except as set forth in Schedule 3.1(y), Section 4.2(b) and 9.16(b), BUYER shall have no liability for any salary or benefits accrued prior to the Closing Date.

                (b) COBRA. Except as otherwise provided in Schedule 9.16(b), no person is currently covered under any SELLER's health plan as a result of an election under the Consolidated Omnibus Budget Reconciliation Act, as amended, and the Tax Reform Act of 1986 ("COBRA"). BUYER agrees to offer group health plan coverage in a manner that will satisfy SELLERS' obligation to offer COBRA coverage with respect to the following persons:
     (i) those persons whose employment with a SELLER has terminated prior to the date hereof and who have elected COBRA coverage under any SELLER's health plan after the date hereof, and (ii) any person whose employment with a SELLER has terminated after the date hereof and prior to the Closing Date (including those that did not accept BUYER's offer of employment) and who has elected COBRA coverage under any SELLER's health plan; provided, however, the foregoing agreement of BUYER shall not apply to any of the Shareholders or their family members. Any person included within the above clauses (i) or (ii) and that accepts such offer of COBRA coverage by BUYER is referred to herein as a "Covered Person." In the event that, in any plan year of BUYER's group health plan, a Covered Person shall incur medical costs that are reimbursed or paid for under BUYER's group health plan in excess of Two Thousand Five Hundred Dollars ($2,500), then SELLERS agree to pay to BUYER the amount by which such medical costs exceed such amount up to a maximum liability of SELLERS to BUYER in any such plan year for any such person of Twenty-Seven Thousand Five Hundred Dollars ($27,500), provided that SELLERS shall not be obligated to reimburse BUYER for expenses incurred by any such individual after BUYER reaches the aggregate attachment point for BUYER's plan year in question. Notwithstanding the foregoing, SELLERS shall be responsible for all COBRA obligations of those individuals listed in Schedule 9.16(b) and SELLERS shall purchase at their own expense an insurance policy to cover such listed individuals.

                (c) Health Care for Employees Hired by Buyer. BUYER agrees to offer group health plan coverage on the same terms and conditions as apply to BUYER's existing employees to employees of SELLER who accept employment immediately after Closing with BUYER, except that each such employee shall
     (i) be eligible for such coverage on their date of hire by BUYER, and (ii) receive credit, for purposes of BUYER's group health plan for its plan year ending December 31, 2000, for any deductibles under SELLER's health plan during 2000.

                (d) Employment-Related Claims. Subject to the provisions of Sections 9.16(a), (b) and (c), each SELLER assumes all liability, costs and expenses (including reasonable attorneys' fees) for all existing employment claims that have been filed by any employee or former employee of such SELLER prior to the Closing Date relating to arbitrations, unfair labor practice charges, employment discrimination charges, lawsuits, any employment- related tort claim or other claims or charges of or by employees of such SELLER or any thereof filed after the Closing Date but arising as a result of actions or events or series of actions or events that occurred prior to the Closing Date. Schedule 9.16(d) sets forth a brief description of all such claims that have been filed as of the date hereof. Each SELLER shall promptly describe to BUYER in writing a brief description of any of such claims that may be filed after the date hereof but on or before the Closing Date.

                (e) 401(k) Plan. SELLERS shall, prior to the Closing Date, adopt any and all resolutions that are necessary or appropriate to (i) fund the 401(k) Profit Sharing Plan, as referenced in Schedule 6.18(a), (the "401(k) Plan"), with any profit sharing and/or matching contributions that have accrued as of the Closing Date or that otherwise customarily and historically would have been made by the SELLERS prior to the 401(k) Plan year end; (ii) except as provided immediately above, cease all other contributions to the 401(k) Plan immediately before the Closing Date; (iii) terminate the 401(k) Plan; (iv) fully vest all participant account balances in the 401(k) Plan immediately before the Closing Date; and (v) provide for distribution of the assets of the 401(k) Plan following receipt of a favorable determination letter (which shall be obtained by SELLERS, at their expense) from the Internal Revenue Service with respect to the termination and distribution of the assets of the 401(k) Plan.

          9.17  SELLERS' and Shareholders' Access to Records.  For a period of
                --------------------------------------------
at least six (6) years from the Closing Date, BUYER shall retain all books, records and accounts of each SELLER. In the interests of facilitating each SELLER and the Shareholders in the completion of their respective tax forms, BUYER shall make available to copy at such SELLER's or Shareholder's expense such books, records and accounts during normal business hours, and BUYER shall not destroy any of such SELLER's books and records without reasonable advance notice to such SELLER and without granting a reasonable opportunity for such SELLER to take and retain possession of any and all such books and records at such SELLER's expense.

          9.18  Heller Agreement.  Investors 300, Inc. and BUYER agree to work
                ----------------
toward an amendment of that certain Covenant Not to Compete dated August 11, 1998, by and among Investors 300, Inc., Candace J. Heller and Ronald Heller to
(i) permit the assignment of the rights of Investors 300, Inc. to BUYER, (ii) permit BUYER to assume the promissory note without such promissory note being payable in full on the Closing Date, and (iii) relieve Investors 300, Inc. from any liability under the promissory note.

          9.19  Environmental Studies.
                ---------------------

                (a) Prior to the Closing, BUYER shall have the right, at BUYER's expense, to undertake such environmental studies on real estate to be acquired or leased pursuant to this Agreement as BUYER deems, in its sole discretion, appropriate. Prior to the execution of this Agreement, BUYER, at its expense, has been provided with an environmental audit of SELLERS' properties at Kendallville and Waterloo, Indiana ("Kendallville and Waterloo Properties"). The remaining provisions of this Section 9.19 do not apply to the Kendallville and Waterloo Properties.

                (b) With respect to the real estate owned or leased by SELLERS, save for and excluding the Kendallville and Waterloo Properties (the "Other Properties"), in the event any such environmental study reveals, prior to Closing, any situation such that remediation or other corrective action is, in BUYER's judgment, required by law, then BUYER shall notify SELLERS of such fact, and SELLERS shall have ten (10) days to object to such proposed remediation. If SELLERS object to such remediation within said ten (10) day period by notice in writing to BUYER given within said ten (10) day period, then the parties will meet to discuss and resolve their differences, and if no agreement is reached, then a firm that is a recognized expert in environmental remediation matters selected by SELLERS' and BUYER's environmental firms that performed such studies shall meet to reach agreement, and if they cannot reach agreement, then a third firm that is a recognized expert in environmental matters shall be selected by such two firms, and the third firm shall decide if remediation is required by law, and if yes, provide an estimate as to how much it will cost to perform such remediation, and the decision by such third firm shall be binding upon the parties.

                (c) If remediation of any parcel of the Other Properties is to be effected or other action is to be taken, SELLERS shall cooperate and assist BUYER in taking such action as to remediate such property.

                (d) At the Closing, SELLERS agree to reimburse BUYER for up to One Hundred Thousand Dollars ($100,000) per parcel of the Other Properties for the out- of-pocket amounts spent by BUYER prior to the Closing with respect to such remediation in accordance with the provisions of this
     Section 9.19. SELLERS' obligation to reimburse BUYER is contingent upon the occurrence of the Closing on all the transactions contemplated by this Agreement. The obligations of SELLERS under this Section 9.19 shall not affect the liability of SELLERS with respect to the environmental condition of the Other Properties under any other representation, warranty or provision of this Agreement. For purposes of this Section 9.19(d), the term "out-of- pocket amounts" shall not include any attorneys' fees or consultants' fees incurred prior to the commencement of a remediation.

                ARTICLE 10. CONDITIONS TO BUYER'S OBLIGATION TO
                -----------------------------------------------
                           CONSUMMATE THE TRANSACTION
                           --------------------------

          Each and every obligation of BUYER to be performed at or before the Closing hereunder is subject, at BUYER's election, to the satisfaction on or prior to the Closing Date of the conditions set forth below. Notwithstanding the failure of any one or more of such conditions, BUYER may nevertheless proceed with Closing without satisfaction, in whole or in part, of any one or more of such conditions, but which action shall not prejudice BUYER's right to recover Damages for any such failure.

          10.1  Compliance with Agreement.  Each SELLER and each Shareholder
                -------------------------
shall have performed all of their respective obligations and agreements, and complied with all covenants, warranties and conditions contained in this Agreement that are required to be performed or complied with by such party on or prior to the Closing Date.

          10.2  Representations and Warranties.  The representations and
                ------------------------------
warranties of each SELLER and each Shareholder contained in this Agreement (as supplemented pursuant to Section 9.11) shall be true, complete and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on the Closing Date.

          10.3  Certificate.  Each SELLER and each Shareholder shall have
                -----------
delivered to BUYER a certificate, dated the Closing Date (in the case of each SELLER, signed by such SELLER's duly authorized officers) to the effect stated in Sections 10.1 and 10.2.

          10.4  Corporate Authorization.  BUYER shall have received a copy of
                -----------------------
the resolutions of the directors and shareholders of each SELLER, certified as of the Closing Date by the secretary or assistant secretary of such SELLER, duly authorizing the execution, delivery and performance by such SELLER of this Agreement and each other agreement and instrument contemplated hereby, together with an incumbency certificate as to the persons authorized to execute and deliver such documents and instruments on its behalf.

          10.5  Opinion of Counsel.  BUYER shall have been furnished with the
                ------------------
opinion of Burt, Blee, Dixon & Sutton, LLP, counsel to SELLERS and the Shareholders, dated the Closing Date and addressed to BUYER, in a form acceptable to BUYER.

          10.6  Good Standing.  Each SELLER shall have delivered to BUYER
                -------------
certificates issued by appropriate governmental authorities evidencing the good standing of such SELLER as of a date or dates not more than fifteen (15) days prior to the Closing Date as a corporation of the respective states in which it was organized or qualified to do business.

          10.7  Noncompetition and Employment Agreements.
                ----------------------------------------

                (a) Each SELLER and each Shareholder (that is required to do so hereunder) shall have executed and delivered to BUYER a Noncompetition Agreement in the form attached hereto as Exhibit A as required by Section 9.9.

                (b) Phillip L. Elbert shall have executed and delivered to BUYER an Employment Agreement with BUYER as contemplated in Section 9.9.

          10.8  Tax Certificates.  Each SELLER shall have obtained and delivered
                ----------------
to BUYER letters or certificates from the appropriate state agencies of Indiana, Ohio, Michigan, Florida, Pennsylvania, Texas, Kentucky, Illinois, West Virginia, New York, Georgia, South Carolina and Alabama indicating that all sales, use and employment taxes payable by such SELLER on or prior to the Closing Date in such states have been paid and that there is no lien for unpaid sales, use or employment taxes on the Assets, provided that if such states do not, as matters of procedure, provide such letters or certificates, then the same shall not be required from such state.

          10.9  Receipt.  Each SELLER and each Shareholder shall have duly
                -------
executed and delivered to BUYER an instrument acknowledging payment of the sums required to be paid by BUYER on the Closing Date as specified in Section 4.3.

          10.10  Instruments of Transfer.  Each SELLER shall have executed and
                 -----------------------
delivered to BUYER such bills of sale, assignments (including specifically assignments of the leases identified in Schedules 2.1B and 2.1D) and other instruments of transfer and conveyance (in form and substance reasonably satisfactory to counsel for BUYER) as shall be necessary or desirable to vest in BUYER all the right, title and interest in and to the Assets to be transferred, assigned, conveyed and delivered to BUYER by such SELLER hereunder.

          10.11  No Litigation.  No party hereto shall be a party to or be
                 -------------
threatened with any litigation or administrative proceeding relating to any of such parties or any of their assets or properties or to this Agreement or the transactions contemplated hereby that in the judgment of BUYER, would affect the desirability of carrying out this Agreement.

          10.12  Landlord Consents.
                 -----------------

                (a) BUYER shall have received consents, executed by the respective landlords of all Real Property leased or subleased by any SELLER, to the effect that as of the Closing Date such leases are not in default and are valid and continuing agreements and have not been modified or amended. Each said consent shall also state that the landlord approves of the assignment of such lease as part of this Agreement.

                (b) With respect to any sublease by any SELLER, BUYER shall have received the agreement of the fee owner and any landlord prior to any SELLER that, notwithstanding any default by others it shall be entitled to possession of the leased premises so long as BUYER performs the obligations under the lease and that BUYER may cause any default on the part of prior tenants to be cured and in such event to offset against subsequently accruing rents the amounts so expended.

          10.13  Third Party Consents.  BUYER shall have received the consents
                 --------------------
(or in lieu thereof waivers) listed in Schedule 6.4. All filings with, and approvals by, third parties required to be made or received by BUYER for the consummation of the transactions contemplated hereby shall have been made or obtained.

          10.14  No Adverse Event.  The Business and the Assets shall not be
                 ----------------
adversely affected or threatened to be affected in any way as a result of fire, explosion, hurricane, earthquake, disaster, accident or other casualty, shortage of any material supplies, changes in technology, strike or labor disturbance, obsolescence of product or service, any action or threatened action by the United States or any other governmental authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces, act of God or public enemy.

          10.15  Proceedings Satisfactory.  All proceedings, corporate or other,
                 ------------------------
to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in form and substance to BUYER.

          10.16  Financing.  BUYER shall have (i) satisfactory assurance that
                 ---------
the IPO will be completed simultaneously with or immediately following the Closing, or (ii) obtained other financing for the purchase of the Assets as herein provided in such amount, at such rate of interest, with such lenders and on such terms and conditions as are acceptable to BUYER.

          10.17  Use of Names.  Each SELLER shall have changed its corporate
                 ------------
name and the name of each SELLER's subsidiary, if any, and adopted a name that does not include any of the following words or phrases, or any derivatives thereof: "Domex," "L&L Leasing," "Investors 300," "300", "Hoosier Propane", "L&L", "L&L. Repair & Testing", "L&L Transportation" or "L&L Transportation & Brokerage".

          10.18  Amendment to LLC Agreement and Put Agreement.  Each SELLER
                 --------------------------------------------
shall have entered into the amendment to limited liability company agreement in the form attached hereto as Exhibit E and the Put Agreement in the form attached hereto as Exhibit F.

      ARTICLE 11. CONDITIONS TO OBLIGATIONS OF SELLERS AND SHAREHOLDERS TO
      --------------------------------------------------------------------
                           CONSUMMATE THE TRANSACTION
                           --------------------------

          Each and every obligation of each SELLER and each Shareholder to be performed at or before the Closing hereunder is subject, at such party's election, to the satisfaction on or prior to the Closing Date of the conditions set forth below. Notwithstanding the failure of any one or more of such conditions, SELLERS and the Shareholders may nevertheless proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions, but which action shall not prejudice the rights of any SELLER or any Shareholder to recover damages for any such failure.

          11.1  Compliance With Agreement.  BUYER shall have performed all of
                -------------------------
its obligations and agreements and complied with all covenants, warranties and conditions contained in this Agreement that are required to be performed or complied with by BUYER on or prior to the Closing Date.

          11.2  Representations and Warranties.  The representations and
                ------------------------------
warranties of BUYER contained in this Agreement shall be true, complete and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been given on the Closing Date.

          11.3  Certificate.  BUYER shall have delivered to SELLERS and the
                -----------
Shareholders a certificate dated the Closing Date and signed by one of BUYER's duly authorized officers to the effect stated in Sections 11.1 and 11.2 hereof.

          11.4  Amendment to LLC Agreement and Put Agreement.  BUYER shall have
                --------------------------------------------
executed and delivered to SELLERS the amendment to limited liability company agreement in the form attached hereto as Exhibit E and the Put Agreement in the form attached hereto as Exhibit F.

          11.5  Opinion of Counsel.  SELLERS shall have been furnished with the
                ------------------
opinion of Stinson, Mag & Fizzell, P.C., counsel to BUYER, dated the Closing Date and addressed to SELLER, substantially in the form set forth in Exhibit F hereto.

          11.6  Noncompetition, Employment and Consulting Agreements.
                ----------------------------------------------------

                (a) BUYER shall have executed and delivered to each SELLER and each Shareholder (that is required to do so) a Noncompetition Agreement in the form attached hereto as Exhibit A as required by Section 9.9.

                (b) BUYER shall have executed and delivered to Phillip L. Elbert an Employment Agreement in the form attached hereto as Exhibit K as required by Section 9.9.

          11.7  BUYER Authorization.  SELLERS shall have received a copy of the
                -------------------
resolutions of the sole voting member of BUYER, certified as of the Closing Date, duly authorizing the execution, delivery and performance of BUYER of this Agreement and each other agreement and instrument contemplated hereby, together with an incumbency certificate as to the persons authorized to execute and deliver such documents and instruments on its behalf.

          11.8  Consent.  All filings with, and approvals by, third parties
                -------
(including, without limitation, the Federal Trade Commission and U. S. Justice Department pursuant to the HSR Act) required to be made or received by BUYER for the consummation of the transactions contemplated hereby shall have been made or obtained.

                          ARTICLE 12. INDEMNIFICATION
                          ---------------------------

          12.1  A.  SELLERS' Indemnity with Respect to Environmental Matters
                    --------------------------------------------------------
Associated with the Kendallville and Waterloo Properties and the Other
----------------------------------------------------------------------
Properties.
-----------

                (a) BUYER shall have the right to make claims ("Kendallville and Waterloo Environmental Claims") against SELLERS or the Shareholders relating to:

                     (A) Environmental contamination or other environmental
               problems associated with the Kendallville and Waterloo Properties (including without limitation, rights to or claims for contribution or indemnification or otherwise under applicable environmental laws now existing or hereafter amended or enacted), or

                     (B) A breach of any of the representations or warranties
               set forth in Section 6.21 with respect to the Kendallville and Waterloo Properties; provided, however, that BUYER's sole and exclusive remedy with respect to such claims is as set forth in this Section 12.1A.

                (b) As for all Kendallville and Waterloo Environmental Claims, BUYER's sole and exclusive remedy is to obtain from the Environmental Escrow reimbursement for all out-of-pocket amounts spent by BUYER to correct the condition of such properties that gave rise to the claim of BUYER under Section 12.1A(a) above. For purposes of this Section 12.1A(b), the term "out-of-pocket amounts" shall not include any attorneys' fees or consultants' fees incurred prior to the commencement of a remediation.

                (c) As set forth in the Environmental Escrow Agreement, all Kendallville and Waterloo Environmental Claims against the Environmental Escrow must be made on or before three (3) years after the Closing Date (it being understood and agreed that the resolution of any such claim may extend beyond such three (3) year period) and if made within such three-year period, claims hereunder for reimbursement of out-of-pocket amounts spent shall be resolved within five (5) years after the Closing Date.

                (d) BUYER shall have the right to make claims (the "Other Properties Environmental Claims") against SELLERS or the Shareholders relating to:

                     (A) Environmental contamination or other environmental
               problems associated with the Other Properties (including, without limitation, rights to or claims for contribution or indemnification otherwise under applicable environmental laws now existing or hereafter amended or enacted), or

                     (B) A breach of any of the representations or warranties
               set forth in Section 6.21 with respect to the Other Properties; provided, however, that BUYER's sole and exclusive remedy with respect to such claims is as set forth in this Section 12.1A.

                (e) As for the Other Properties Environmental Claims, claims for indemnification hereunder shall be limited as follows: (i) BUYER shall be able to claim and be reimbursed only for all out-of-pocket amounts spent by BUYER to correct the condition of such Other Property that gave rise to the claim of BUYER under Section 12.1A(d) above, (ii) with respect to each parcel of real estate included in the Other Properties, once SELLERS and the Shareholders have paid to BUYER a total of $100,000 with respect to Other Properties Environmental Claims relating to such parcel of real estate, then SELLERS shall have no further liability under Section 12.1A(d) with respect to such parcel of real estate, and (iii) claims made under
     Section 12.1A(d) shall be made within two years after the Closing Date, and if made within such two-year period, claims hereunder for reimbursement of out-of-pocket amounts spent shall be resolved within five years after the Closing Date. For purposes of this Section 12.1A(e), the term "out-of-pocket amounts" shall not include any attorneys' fees or consultants' fees incurred prior to the commencement of a remediation.

                (f) Except for the rights granted to BUYER in this Section 12.1A, as for the environmental condition of the Kendallville and Waterloo Properties and the Other Properties, BUYER hereby releases and gives up all claims, causes of action, or rights, known or unknown, including without limitation rights to or claims for contribution or indemnification under applicable environmental laws now existing or hereafter amended or enacted, that BUYER may have against SELLERS and/or the Shareholders arising from or relating to the Kendallville and Waterloo Properties or the Other Properties or the transfer of the Kendallville and Waterloo Properties or the Other Properties to BUYER hereunder.

          12.1  B.  SELLERS' General Indemnity.  Subject to the provisions of
                    --------------------------
this Article 12 and Article 13, SELLERS and the Shareholders, from and after the Closing Date, jointly and severally agree to indemnify and hold BUYER and its members, officers, agents, employees, representatives, successors and assigns, harmless from and against any and all damage, loss, cost, obligation, claims, demands, assessments, judgments or liabilities (whether based on contract, tort, product liability, strict liability or otherwise), including taxes, and all expenses (including interest, penalties and attorneys' and accountants' fees and disbursements) (collectively "Damages") incurred in litigation or otherwise, and any investigation relating thereto, by any of the above-named persons, directly or indirectly, resulting from or in connection with:

                (a) Any misrepresentation, breach of warranty or failure to perform any covenant or agreement made or undertaken by any SELLER or any Shareholder in this Agreement or in any agreement, certificate or other document listed in Schedule 6.3;

                (b)  The Retained Liabilities;

                (c) All debts, obligations, expenses and liabilities and costs incurred arising out of or in connection with any transaction or series of transactions, any facts or series of facts existing, or any events or series of events relating to the Business on or prior to the Closing Date; and

                (d) Any action, suit, proceeding or claim incident to any of the foregoing;

it being understood and agreed that the foregoing provisions of this Section 12.1B do not apply to Kendallville and Waterloo Environmental Claims.

          12.2  BUYER's Indemnity.  BUYER, and the MLP if the IPO is
                -----------------
consummated, from and after the Closing Date, shall indemnify and hold each SELLER and each Shareholder and their assigns harmless from and against any Damages incurred by such SELLER and/or Shareholder resulting from or in connection with:

                (a) Any misrepresentation, breach of warranty or failure to perform any covenant or agreement made or undertaken by BUYER in this Agreement or in any other agreement or certificates delivered by BUYER to any SELLER or any Shareholder pursuant to this Agreement;

                (b)  The Liabilities;

                (c) All debts, obligations, expenses and liabilities and costs incurred by BUYER arising out of or in connection with any transaction or series of transactions, any facts or series of facts existing, or any events or series of events relating to the Business after the Closing Date;

                (d) To the extent provided in Section 9.14 hereof, the failure to file under the HSR Act; and

                (e) Any action, suit, proceeding or claim incident to any of the foregoing.

          12.3  Limitations on Liability of SELLERS and the Shareholders.
                --------------------------------------------------------
Notwithstanding anything to the contrary in this Article 12 or any of the other terms and conditions of this Agreement, SELLERS' and Shareholders' liability and BUYER's claims under this Article 12 shall be limited as follows:

                (a) SELLERS and the Shareholders shall have no liability or obligation to indemnify under this Article 12 arising from a breach by the other Shareholders or SELLERS under the Noncompetition Agreements (the rights and remedies of the parties under the Noncompetition Agreements are as set forth in the Noncompetition Agreements);

                (b) With respect to a claim for indemnification based on a breach of a representation or warranty as set forth in Section 6.21 of this Agreement (i) with respect to the Kendallville and Waterloo Properties, the sole and exclusive remedy of BUYER is to make a claim against the Environmental Escrow pursuant to Section 12.1A above and (ii) with respect to the Other Properties, the liability of SELLERS shall be limited as set forth in Section 12.1A; and

                (c) All such claims shall be subject to the time limitation (if applicable) set forth in Section 13.1 of this Agreement.

          12.4  Procedure.  All claims for indemnification by a party under this
                ---------
Article 12 (the party claiming indemnification and the party against whom such claims are asserted being hereinafter called the "Indemnified Party" and the "Indemnifying Party," respectively) shall be asserted and resolved as follows:

                (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party shall with reasonable promptness give notice (the "Claim Notice") to the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand). The Indemnifying Party shall not be obligated to indemnify the Indemnified Party under this Agreement with respect to any such claim or demand if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement, and, as a result of such failure, the Indemnifying Party's ability to defend against the claim or demand is materially prejudiced. The Indemnifying Party shall have twenty (20) days from the delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party
     (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and
     (ii) whether or not it desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is hereby authorized, but is not obligated, prior to and during the Notice Period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall, subject to the last sentence of this paragraph, have the right to control the defense against the claim by all appropriate proceedings and any settlement negotiations, provided that to the satisfaction of the Indemnified Party, the Indemnifying Party shall secure the Indemnified Party against such contested claims by posting a bond or otherwise. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If the Indemnifying Party fails to respond to the Indemnified Party within the Notice Period, elects not to defend the Indemnified Party, or after electing to defend fails to commence or reasonably pursue such defense, then the Indemnified Party shall have the right, but not the obligation, to undertake or continue the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter all on behalf, for the account and at the risk of the Indemnifying Party. Notwithstanding the foregoing, if the basis of the proceeding relates to a condition of operations that existed or were conducted both prior to and after the Closing Date or if the Indemnified Party would be otherwise adversely affected as a result of any adverse decision of such proceeding, each party shall have the same right to participate at its own expense and at its own risk (but without waiving any right to indemnification hereunder) in the proceeding without either party having the right of control.

                (b) If requested by the Indemnifying Party, the Indemnified Party agrees, at the Indemnifying Party's expense, to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand that the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the third party claim or demand, or any cross-complaint against any Person. No claim as to which indemnification is sought under this Agreement may be settled without the consent of the Indemnifying Party, except as provided in Section 12.4(a).

                (c) If any Indemnified Party should have a claim against the Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party disputes such claim, such dispute shall be resolved by litigation in a state or federal court in Indiana, in accordance with the terms of Section 16.9.

          12.5  Costs.  If any legal action or other proceeding is brought for
                -----
the enforcement or interpretation of any of the rights or provisions of this Agreement (including the indemnification provision), or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and all other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

       ARTICLE 13. SURVIVAL OF COVENANTS, AGREEMENTS, REPRESENTATIONS AND
       ------------------------------------------------------------------
                           WARRANTIES; RIGHT OF OFFSET
                          ---------------------------

          13.1  Survival.  All representations, warranties, covenants and
                --------
agreements made by the parties each to the other in this Agreement or pursuant hereto in any certificate, instrument or document shall survive the consummation of the transactions contemplated by this Agreement, and may be fully and completely relied upon by BUYER and by SELLERS and the Shareholders, as the case may be, notwithstanding any investigation heretofore or hereafter made by such party or on behalf of any of them for a period of two (2) years from the Closing Date; provided, however, that with respect to any demand or claim as to which notice has been given within said period, the representations, warranties, covenants and agreements with respect thereto shall survive until finally resolved by agreement or in the courts; and provided, further, that the foregoing shall not apply to any agreement that is to be entered into at Closing pursuant to the terms hereof, the terms of which shall survive until fully performed in accordance with such agreement.

          13.2  Right of Offset.  BUYER shall have the right to set off any
                ---------------
obligation it has under this Agreement, the Put Agreement (Exhibit F), the LLC Agreement (Exhibit E) or otherwise to any SELLER or any Shareholder against any obligation any SELLER or any Shareholder has to BUYER under this Agreement or otherwise; provided, however, BUYER shall have no right of set off with respect to amounts to be paid under Section 4.3 hereof; and provided further, any such obligation of a SELLER or a Shareholder that is not represented by a final judgment or as to which such SELLER or Shareholder has agreed to an offset, such right of offset shall be limited to the preferred interest distribution payable with respect to the Preferred Interest (or any interest substituted therefor) issued pursuant to Section 4.3(b) above. In the event any offset (or any part thereof) is ultimately determined to have been in excess of amounts owing by the SELLERS or the Shareholders to BUYER, then the SELLERS and the Shareholders shall be entitled to recover from BUYER (i) interest on such excess from the date of the offset computed at the then prevailing prime interest rate as published in The Wall Street Journal from time to time and (ii) reasonable
             -----------------------
attorneys' fees. BUYER further agrees that in the event that any claim BUYER has against SELLERS or any Shareholder that is represented by a final judgment or as to which such SELLER or Shareholder has agreed to offset, then BUYER shall first offset the amount of such claim against the capital account of such SELLER or Shareholder before seeking payment of such claim.

                              ARTICLE 14. EXPENSES
                              --------------------

          Except as otherwise set forth herein, each party agrees to pay, without right of reimbursement from any other, the costs incurred by such party incident to the preparation and execution of this Agreement and performance of their respective obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated, including, without limitation, the fees and disbursements of legal counsel, accountants and consultants employed by the respective parties in connection with the transactions contemplated by this Agreement.

                            ARTICLE 15. TERMINATION
                            -----------------------

          15.1  Termination.  This Agreement may be terminated at any time prior
                -----------
to the Closing:

                (a)  By agreement of all of the parties hereto;

                (b) By either BUYER or any SELLER if the Closing has not taken place on or before October 31, 2000 (the "Cut-Off Date"); provided that the right to terminate this Agreement under this Section 15.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Closing to occur within such period;

                (c)  By BUYER pursuant to Section 9.11 hereof;

                (d) By BUYER or any SELLER, as the case may be, (i) if any of the conditions precedent to the performance of the obligations of the party giving notice of termination shall not have been fulfilled and cannot be fulfilled on or prior to the Cut-Off Date and shall not have been waived in writing by such party, or (ii) if a default shall be made by the other party in observance or in the due and timely performance of any of the covenants and agreements herein contained that cannot be cured on or prior to the Cut-Off Date and shall not have been waived in writing by such party; or (iii) if there exists an inaccuracy, failure or breach of a warranty or representation set forth herein or in any other agreement or instrument executed pursuant hereto that has not been waived in writing by the party for whose benefit such warranty or representation was made or given; and

                (e) At the option of BUYER or any SELLER, if any action or proceeding shall have been instituted and remain pending before a court or other governmental body by any federal, state or local government or agency thereof to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or if any federal, state or local government or agency thereof shall have threatened to institute any proceeding before a court or other governmental body to restrain the consummation of such transactions or to force divestiture, provided that neither party shall have the option to terminate this Agreement as provided herein after any such action or notice by any federal, state or local government or governmental agency or other Person shall be withdrawn or settled.

          15.2  No Liability.  Except in the event of a termination of this
                ------------
Agreement pursuant to Section 15.1(d)(ii) or (iii), there shall be no liability on the parties hereto or any of their respective members, managers, officers, directors, shareholders or Affiliates as a result thereof under this Agreement. A termination under Section 15.1(d)(ii) or (iii) hereof shall not prejudice any claim for damages which any party may have hereunder or in law or in equity as a consequence of any matter giving rise to a termination of the Agreement under
Section 15.1(d)(ii) or (iii) hereof. BUYER and SELLERS shall have the right to specific performance if the Agreement is not otherwise terminated in accordance with the terms hereof.

          15.3  Notice.  BUYER may exercise its right of termination of this
                ------
Agreement only by delivering written notice to that effect to SELLERS, provided that such notice is received by SELLERS prior to the Closing. Any SELLER may exercise its right of termination of this Agreement only by delivering written notice to that effect to BUYER, provided that such notice is received by BUYER prior to the Closing.

                           ARTICLE 16. MISCELLANEOUS
                           -------------------------

          16.1  Notices.  Any notice, request, consent or communication under
                -------
this Agreement shall be effective only if it is in writing and personally delivered or sent by certified mail, return receipt requested, postage prepaid, by a nationally recognized overnight delivery service, with delivery confirmed, addressed as follows:

          If to SELLERS and/or the Shareholders, at the address beneath their respective signatures hereto, with a copy to:

          Burt, Blee, Dixon & Sutton, LLP

          P.O. Box 10810
          Fort Wayne, Indiana  46854-0810
          Attn:  Dennis D. Sutton

          If to BUYER to:

          Inergy Partners, LLC
          1101 Walnut, Suite 1500
          Kansas City, Missouri 64106
          Attn:  John J. Sherman

          with a copy to:

          Stinson, Mag & Fizzell, P.C.
          1201 Walnut, Suite 2800
          Kansas City, Missouri 64106
          Attention:  Paul E. McLaughlin

or such other persons and/or addresses as shall be furnished in writing by any party to the other party, and shall be deemed to have been given only upon its delivery in accordance with this Section 16.1.

          16.2  Parties in Interest and Assignment.
                ----------------------------------

                (a) This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies or obligations or liabilities under or by reason of this Agreement.

                (b) Except as provided in Section 16.2(c) below, neither this Agreement nor any of the rights or duties of any party hereto may be transferred or assigned to any Person except by a written agreement executed by all of the parties hereto.

                (c) Notwithstanding the above, BUYER may transfer and assign all or any portion of its rights under this Agreement for purposes of or in connection with the IPO, but any such assignment shall not relieve BUYER from any of its obligations hereunder. Notwithstanding the above, each SELLER may assign its rights under this Agreement to the Shareholders in the event such SELLER is liquidated and/or dissolved in accordance with applicable law. Any assignee hereunder shall assume all of the assignor's obligations hereunder, including obligations under Article 12.

          16.3  Modification.  This Agreement may not be amended or modified
                ------------
except by a writing signed by an authorized representative of the party against whom enforcement of the change is sought. No waiver of the performance or breach of, or default under, any condition or obligation hereof shall be deemed to be a waiver of any other performance, or breach of, or default under the same or any other condition or obligation of this Agreement.

          16.4  Waiver.  Each party hereto may, by written notice to the other
                ------
party hereto: (a) extend the time for the performance of any of the obligations or other actions of such other party under this Agreement; (b) waive any inaccuracies in the representations or warranties of such other party contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance by such other party with any of the conditions or covenants of the other contained in this Agreement; or (d) waive or modify performance of any of the obligations of such other party under this Agreement. Except as provided in the preceding sentence, no action taken by or on behalf of any party, including, without limitation, any investigation by or on behalf of such party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

          16.5  Entire Agreement.  This Agreement embodies the entire agreement
                ----------------
between the parties hereto and there are no agreements, representations or warranties between the parties other than those set forth or provided herein. All Exhibits and Schedules called for by this Agreement and delivered to the parties shall be considered a part hereof with the same force and effect as if the same had been specifically set forth in this Agreement. BUYER acknowledges that it has had an opportunity to ask questions of SELLERS and to request information and documents from SELLERS, in each case with respect to the Business and Assets of SELLERS.

          16.6  Execution in Multiple Originals.  This Agreement may be executed
                -------------------------------
in multiple originals, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

          16.7  Headings.  The headings contained in this Agreement are for
                --------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          16.8  Invalid Provisions.  If any provision of this Agreement is held
                ------------------
to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

          16.9  Governing Law; Forum.  This Agreement shall be governed by and
                --------------------
construed, interpreted and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of enforcement, validity and performance. Each party hereby irrevocably:

                (a) agrees that any suit, action or proceeding with respect to this Agreement shall be exclusively brought in the State of Indiana or in a United States District Court located in the Northern District of the State of Indiana;

                (b) waives to the fullest extent permitted by law governing this Agreement, any objection that it might have now or hereafter to the setting of the venue of any such suit, action or proceeding under this Section 16.9 in such Indiana courts and any claim that any such suit, action or proceedings under Section 16.9(a) hereof has been brought in an inconvenient forum; and

                (c) acknowledges the competence of any such Indiana courts, submits to the jurisdiction of any such court in any such suit, action or proceeding and agrees that the final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon such party and may be enforced in the courts of the jurisdiction in which such party's principal office or principal residence is located.

          16.10  Gender.  Masculine pronouns used in this Agreement shall be
                 ------
construed to include feminine and neuter pronouns, and words in the singular shall include the plural, unless the context otherwise requires.

          16.11  Exhibits and Schedules.  All of the Exhibits and Schedules
                 ----------------------
attached hereto are incorporated herein and made a part of this Agreement by this reference thereto.

             [The remainder of this page intentionally left blank.]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement on the date first above written.


 /s/  JERRY BOWMAN
______________________________                                INVESTORS 300, INC.
Jerry Bowman
                                                                  /s/  GLEN E. COOK
                                                              By:___________________________________
                                                                    Name: Glen E. Cook
                                                                    Title: Treasurer
 /s/  WAYNE COOK
_______________________________
Wayne Cook

                                                              DOMEX, INC.
 /s/  GLEN E. COOK
_______________________________                                    /s/  GLEN E. COOK
Glen E. Cook                                                  By:_____________________________________
                                                                    Name: Glen E. Cook
                                                                    Title: Treasurer

 /s/  PHILLIP L. ELBERT
_______________________________
Phillip L. Elbert
                                                              L & L LEASING, INC.

                                                                  /s/  GLEN E. COOK
               "Shareholders"                                 By:________________________________________
                                                                    Name: Glen E. Cook
                                                                    Title: Treasurer


                                                                                                 "SELLERS"


                                                              INERGY PARTNERS, LLC

                                                                  /s/  JOHN W. SHERMAN
                                                              By:_________________________________________
                                                                    Name:  John W. Sherman
                                                                    Title:    President

                                                                                                 "BUYER"

